                                                                     EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT

                                  by and among

                       INSpire Insurance Solutions, Inc.,

                            Paragon Interface, Inc.,

                                      and

                  the Shareholders of Paragon Interface, Inc.


regarding the sale of 100% of the outstanding capital stock of Paragon
                  Interface, Inc. dated as of April 20, 1998





                 THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER
                   THE RULES AND REGULATIONS OF THE AMERICAN
                      ARBITRATION ASSOCIATION AS PROVIDED
                             IN ARTICLE XII HEREOF.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE I. TERMS OF THE PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Section 1.1 Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Section 1.2 Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 1.3 Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 1.4 INTENTIONALLY OMITTED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 1.5 Sellers' Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
ARTICLE II. CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 2.1 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 2.2 Deliveries by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 2.3 Deliveries by Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Section 2.4 Deliveries by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Section 2.5 Simultaneous Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Section 2.6 Sales and Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Section 3.1 Title to Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Section 3.2 Power, Authority, Right and Capacity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Section 3.3 Authorization; Execution and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Section 3.4 No Conflict; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 3.5 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 4.1 Organization; Good Standing; Delivery of Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 4.2 Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 4.3 Authorization; Execution and Validity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 4.4 No Conflict; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 4.5 Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Section 4.6 Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Section 4.7 No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Section 4.8 Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Section 4.9 Sufficiency and Condition of and Title to the Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Section 4.10 Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Section 4.11 INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Section 4.12 Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Section 4.13 Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Section 4.14 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 4.15 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 4.16 Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 4.17 Litigation; Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 4.18 Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 4.19 Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 4.20 Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 4.21 Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Section 4.22 Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

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
Section 4.23 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.24 Bank Accounts; Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.25 Suppliers and Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.26 Affiliated Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.27 Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.28 Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.29 Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.30 Absence of Sensitive Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.31 Credit Cards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 5.1 Organization; Good Standing; Delivery of Charter Documents  . . . . . . . . . . . . . . . . . . . . . . .  17
Section 5.2 Power and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 5.3 Authorization; Execution and Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 5.4 No Conflict; Purchaser Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 5.5 Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 5.6 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 5.7  Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
ARTICLE VI. COVENANTS OF COMPANY AND SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 6.1 Cooperation of Company and Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.2 Pre-Closing Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.3 Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.4 Supplements to Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.5 Standstill  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 6.6 Discharge of Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 6.7 Non-Disclosure; Non-Competition; Non-Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 6.8 Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 6.9 Sellers' Agent Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
ARTICLE VII. COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 7.1 Cooperation by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 7.2 Management Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
ARTICLE VIII. MUTUAL COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 8.1 Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 8.2 Consents to Assign Leases and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 8.3 Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 8.4 Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 8.5 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 8.6 Supplemental Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 8.7 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
ARTICLE IX. CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 9.1 Conditions Precedent to Purchaser's Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 9.2 Conditions Precedent to Company and Sellers' Obligations  . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 9.3 If Conditions Not Satisfied . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
ARTICLE X. TERMINATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 10.1 Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

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
Section 10.2 Procedure Upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
ARTICLE XI. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 11.1 Indemnification of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 11.2 Indemnification of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 11.3 Indemnification Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 11.4 Meritless Third Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.5 Assignment of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.6 Other Indemnitees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.7 Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.8 Right of Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 11.9 Damages Without Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 11.10 Basket  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 11.11 Maximum Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 11.12 Liabilities for Special Indemnities and Breaches of Covenants . . . . . . . . . . . . . . . . . . . . .  33
Section 11.13 INTENTIONALLY OMITTED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Section 11.14 Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.15 Notice of Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.16 Discovery of Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.17 Survival of Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.18 Negligence and Strict Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.19 Sellers Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
ARTICLE XII. ARBITRATION AND EQUITABLE REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 12.1 Settlement Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 12.2 Arbitration Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 12.3 Place of Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 12.4 Discovery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 12.5 Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 12.6 Exclusive Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 12.7 Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 12.8 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 12.9 Cost of the Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 12.10 Exclusivity of Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
ARTICLE XIII. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 13.1 Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 13.2 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 13.3 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 13.4 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Section 13.5 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 13.6 INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 13.7 No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 13.8 No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 13.9 Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Section 13.10 Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 13.11 Representation by Legal Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 13.12 Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 13.13 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 13.14 Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 13.15 Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Section 13.16 Time of the Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 13.17 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
APPENDIX A DEFINITIONS AND RULES OF INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
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                             SCHEDULES AND EXHIBITS

Schedule
--------
Schedule 1.1              Shareholders
Schedule 4.5              Capitalization
Schedule 4.6(a)           Year-End Financial Statements
Schedule 4.6(b)           Unaudited Financial Statements
Schedule 4.9(a)           Sufficiency of the Assets
Schedule 4.12(b)          Leases
Schedule 4.13(a)          Owned Tangible Personal Property
Schedule 4.13(b)          Leased Tangible Personal Property
Schedule 4.15             Insurance
Schedule 4.16             Contracts
Schedule 4.19             Permits
Schedule 4.20(a)          Owned Intangible Assets
Schedule 4.20(b)          Licensed Intangible Assets
Schedule 4.21             Employees
Schedule 4.22(a)          Welfare Benefits
Schedule 4.22(b)          Pension Benefit Plans
Schedule 4.22(c)          Other Employee Benefit Plans
Schedule 4.24             Bank Accounts
Schedule 4.26             Affiliated Transactions
Schedule 6.3(b)           Prohibited Actions
Schedule 7.2              Management Options
Schedule 8.2(b)           Required Consents
Schedule 8.3(b)           Required Permits

Exhibits
--------
Exhibit A                 Escrow Agreement
Exhibit B                 Sellers' Agent Agreement
Exhibit C                 Form of Release
Exhibit D                 Form of Sellers' Opinion
Exhibit E                 Form of Purchaser's Opinion

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of April 20, 1998 (the "SIGNING DATE"), is made by and among INSpire Insurance Solutions, Inc., a Texas corporation ("PURCHASER"), Paragon Interface, Inc., a Georgia corporation ("COMPANY"), and the other Persons listed on the signature pages hereto (such other Persons, collectively, the "SELLERS," and individually, a "SELLER"). Purchaser, Company and Sellers are sometimes collectively referred to as the "PARTIES," and individually referred to as a "PARTY."

                             PRELIMINARY STATEMENTS

         A.      Company is engaged in the Business (as hereinafter defined).

         B. Sellers will own, upon the Closing (as hereinafter defined), all the issued and outstanding shares of Company's common stock, par value $.001 per share (the "COMMON STOCK"), which shares will constitute all the issued and outstanding equity securities of Company as of the Closing.

         C. Each Seller desires to sell, and Purchaser desires to purchase, the Shares (as hereinafter defined), in each case on the terms and subject to the conditions set forth in this Agreement.

         D. Capitalized terms used in this Agreement are defined or indexed in Appendix A for the convenience of the reader and in order to eliminate the need for cross-references. Appendix A is incorporated herein by this reference.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.
                         TERMS OF THE PURCHASE AND SALE

         Section 1.1 Sale of Shares. Subject to the terms and conditions and in reliance upon the representations and warranties set forth in this Agreement, at the Closing each Seller shall sell and assign to Purchaser, and Purchaser shall purchase and acquire from each Seller, the number of shares of Common Stock listed on Schedule 1.1 opposite the name of such Seller (collectively, the "SHARES"), in each case free and clear of all Encumbrances and subject to no restrictions other than those restrictions on the transfer of the Shares arising from applicable federal and state securities laws.

         Section 1.2 Purchase Price. The total consideration for the Shares shall be $4,250,000 less the amount of any Seller Expenses set forth in the Expense Notice (as such terms are defined in Section 13.4 hereof) (the "PURCHASE PRICE").

         Section 1.3 Payment of Purchase Price. At the Closing, Purchaser shall (a) pay to each Seller the amount set forth opposite such Seller's name on Schedule 1.1, aggregating the sum of $3,700,000 less the amount of any Seller Expenses set forth in the Expense Notice (as such terms are defined in Section 13.4 hereof) (the "CLOSING CASH PAYMENT") by wire transfer of immediately available funds to the bank account set forth on a notice given by Sellers' Agent to Purchaser not later than three business days prior to the Closing Date, (b) deliver to a mutually selected escrow agent (the "ESCROW AGENT") the sum of $500,000 (the "ESCROW AMOUNT") by wire transfer of immediately available funds to be held and disbursed by the Escrow Agent pursuant to the terms of an Escrow Agreement in the form of Exhibit A attached hereto (the "ESCROW AGREEMENT"), and (c) $50,000 (the "EXPENSE FUND") to Miller & Martin LLP to be held in escrow and disbursed pursuant to the Sellers' Agent Agreement (as hereinafter defined).

         Section 1.4      INTENTIONALLY OMITTED.

         Section 1.5 Sellers' Agent. The execution of this Agreement by the Sellers shall constitute the approval, designation and appointment by the Sellers of David P. Harbin, and upon his resignation, death or other termination, Robert Dale Jones, as the agent on behalf of all of the Sellers (the "SELLERS' AGENT") pursuant to the terms of a Sellers' Agent Agreement (the "SELLERS' AGENT AGREEMENT") in the form of Exhibit B attached hereto. The Sellers' Agent shall be authorized to act on behalf of all of the Sellers in accordance with the terms of the Sellers' Agent Agreement and the actions of the Sellers' Agent taken pursuant to the Sellers' Agent Agreement shall be binding upon all of the Sellers.


                                  ARTICLE II.
                                    CLOSING

         Section 2.1 Closing. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Akin, Gump, Strauss, Hauer and Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201 on the first business day following the date on which all of the conditions set forth in Article IX, to the extent not waived, are satisfied. The Closing may be postponed to such other date as the Parties may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE."

         Section 2.2 Deliveries by Sellers. At the Closing, Sellers or each Seller, as the case may be, shall deliver the following:

                 (a)      the closing certificates referred to in Section
9.1(e);

                 (b) a certificate or certificates representing the number of Shares listed on Schedule 1.1 opposite the name of such Seller, in each case endorsed in blank or together with duly executed stock transfer powers in favor of Purchaser;

                 (c) if Seller is other than a natural person--a certificate dated within ten business days of the Closing from the Secretary of State of such Seller's jurisdiction of incorporation (or other proper state official) certifying as to Seller's good standing in such jurisdiction;

                 (d) if Seller is other than a natural person--a certificate executed by the secretary or an assistant secretary of such Seller certifying as to (i) such Seller's Charter Documents, (ii) such Seller's good standing, (iii) the resolutions in which such Seller's board of directors approved this Agreement and the transactions contemplated hereby, and (iv) the incumbency of such Seller's officers who execute any documents on behalf of such Seller in connection with this Agreement.

                 (e) an opinion of counsel addressed to Purchaser from counsel to Sellers in substantially the form of Exhibit D attached hereto;

                 (f) executed counterparts of all Required Consents and Required Permits;

                 (g) a receipt for the payment of the Closing Cash Payment received by each Seller, a receipt by Sellers' Agent for the delivery of the Escrow Amount and a receipt by Miller & Martin LLP for the delivery of the Expense Fund;

                 (h) each of the agreements referred to in Section 8.6 to which Seller is a party, each executed by Seller;

                 (i) a release in substantially the form of Exhibit C attached hereto; and

                 (j) all other previously undelivered documents, instruments and writings required to be delivered by Sellers to Purchaser at or prior to the Closing pursuant to this Agreement and such other documents, instruments and certificates as Purchaser may reasonably request in connection with the transactions contemplated by this Agreement.

         Section 2.3 Deliveries by Company. At the Closing, Company shall deliver, or cause to be delivered, the following:

                 (a) the closing and secretary's certificates referred to in Sections 9.1(e), 9.1(f) and 9.1(g);

                 (b) the recorded articles of incorporation of Company, as amended, recently certified by the Secretary of State (or other proper state official) of the State of Georgia;

                 (c) a certificate of existence and good standing (or the functional equivalents) for Company dated within ten business days of the Closing Date issued by the Secretary of State (or other proper state official) of the State of Georgia;

                 (d)      all Books and Records of Company;

                 (e) an opinion of counsel addressed to Purchaser from counsel to Company and Sellers in substantially the form of Exhibit D attached hereto;

                 (f) executed counterparts of all Required Consents and Required Permits;

                 (g) each of the agreements referred to in Section 8.6 to which the Company is a party, each executed by the Company; and

                 (h) all other previously undelivered documents, instruments and writings required to be delivered by Company to Purchaser at or prior to the Closing pursuant to this Agreement and such other documents, instruments and certificates as Purchaser may reasonably request in connection with the transactions contemplated by this Agreement.

         Section 2.4 Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers' Agent the following:

                 (a) the Closing Cash Payment to each Seller in federal or other immediately available funds by wire transfer in accordance with Section 1.3(a);

                 (b) The Escrow Amount to the Escrow Agent in federal or other immediately available funds by wire transfer in accordance with Section 1.3(b);

                 (c) the Expense Fund to Miller & Martin LLP in federal or other immediately available funds by wire transfer in accordance with Section 1.3(c);

                 (d) the closing and secretary's certificates referred to in Sections 9.2(c), 9.2(d) and 9.2(e);

                 (e) the recorded articles of incorporation of Purchaser, as amended, recently certified by the Secretary of State (or other proper state official) of the State of Texas;

                 (f) a certificate of existence and good standing (or the functional equivalents) for Purchaser dated within ten business days of the Closing Date issued by the Secretary of State (or other proper state official) of the State of Texas;

                 (g) an opinion of counsel for Purchaser addressed to Sellers in substantially the form of Exhibit E attached hereto; and

                 (h) each of the agreements referred to in Section 8.6 to which Purchaser is a party, each executed by Purchaser.

         Section 2.5 Simultaneous Deliveries. The delivery of the documents required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously. No delivery shall be effective until each Party has received or waived receipt of all the documents that this Agreement entitles such Party to receive.

         Section 2.6 Sales and Transfer Taxes. Any Taxes and any transfer, recording or similar fees and charges arising out of or in connection with the transactions contemplated by this Agreement shall be borne by Sellers.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller hereby represents and warrants to Purchaser, with respect to itself and not with respect to any other Seller, that the statements made in this Article III are true, correct and complete.

         Section 3.1 Title to Shares. Seller is the record and beneficial owner of the number of Shares listed on Schedule 1.1 opposite the name of such Seller, and on the Closing Date such Seller's Shares will be free and clear of all Encumbrances and not subject to any restrictions except those restrictions on the Shares arising from applicable federal and state securities laws. At the Closing, Seller will transfer to Purchaser its entire right, title and interest in and to such Shares.

         Section 3.2 Power, Authority, Right and Capacity. Seller has the requisite power, authority, right and capacity, as the case may be, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all the Transaction Documents to which such Seller is a party.

         Section 3.3 Authorization; Execution and Validity. Each of the Transaction Documents, when executed by Seller and delivered to Purchaser, will be duly authorized (where appropriate), executed and delivered, and will constitute a valid, legal and binding obligation of Seller, enforceable against Seller in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors' Rights.

         Section 3.4 No Conflict; Consents. The execution, delivery and performance by Seller of each Transaction Document will not (a) violate any Law, (b) violate any Charter Document of Seller (if applicable), (c) violate any Order to which Seller is a party or by which Seller or its assets is bound,
(d) result in the creation of any Encumbrance on any of the Shares, or (e) require any Consent from any Person which has not been obtained on or prior to the Closing.

         Section 3.5 Brokers. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Seller.

                                  ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF SELLERS AND COMPANY

         Each Seller and, until the Closing, Company, jointly and severally, hereby represents and warrants to Purchaser that the statements made in this
Article IV are true, correct and complete.

         Section 4.1 Organization; Good Standing; Delivery of Charter Documents. The Company is a corporation duly organized, validly existing and in good standing under the laws of Georgia. Company is duly qualified or licensed as a foreign corporation in each jurisdiction in which the nature of Company's business makes qualification or licensing necessary, except those jurisdictions wherein the failure to so qualify could not have a Material Adverse Effect on Company. Prior to the Signing Date, Company has delivered, or caused to be delivered, to Purchaser true and complete copies of the Charter Documents of Company as in effect on the Signing Date.

         Section 4.2 Power and Authority. Company has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all the Transaction Documents to which Company is a party. Company has all requisite corporate power and authority necessary to own, operate and lease its assets and to carry on its business as and where conducted.

         Section 4.3 Authorization; Execution and Validity. Each of the Transaction Documents, when executed by Company and delivered to Purchaser, will be duly authorized, executed and delivered, and will constitute a valid, legal and binding obligation of Company, enforceable against Company in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors' Rights.

         Section 4.4 No Conflict; Consents. The execution, delivery and performance by Company of each Transaction Document will not (a) violate any Law, (b) violate any Charter Document of Company, (c) violate any Order to which Company is a party or by which Company or its Assets is bound, (d) breach any Material Contract, Real Property Lease or Personal Property Lease, (e) result in the creation of any Encumbrance on any Assets of Company, other than Permitted Encumbrances, or (f) require any Consent from any Person which has not been obtained on or prior to the Closing, except for AT&T Inview, Inc. as disclosed in Schedule 8.2(b) (the "AT&T CONSENT")

         Section 4.5 Capitalization. Schedule 4.5 lists the total number of authorized, issued and outstanding shares of capital stock of Company. All the Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no issued and outstanding shares of capital stock of Company other than the Shares. On the Closing Date, immediately prior to the Closing, there will be no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement ("SUBSCRIPTION RIGHT") obligating Company to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. None of the Shares were issued or will be transferred pursuant to this Agreement in violation of any preemptive or preferential rights or rights of first refusal of any Person. Company has no subsidiaries and does not own any shares of capital stock, partnership interests or other beneficial ownership interests in any other Person.

         Section 4.6      Financial Statements.

                 (a)      Year End Financial Statements.  Attached hereto as
Schedule 4.6(a) are the balance sheets of Company as of December 31, 1997 (the "YEAR-END BALANCE SHEET" and such date the "BALANCE SHEET DATE"), reviewed for 1997 and audited for 1996, and, with the related statements of income and accumulated deficit and cash flows for the fiscal year ended on such dates and the accompanying notes (collectively, the "REVIEWED FINANCIAL STATEMENTS"). The Reviewed Financial Statements have been prepared in accordance with GAAP (except as noted therein and on Schedule 4.6(a)), and present fairly, in all material respects, the financial position of the Company as of the date indicated and the results of its operations and cash flows for the period then ended.

                 (b)      Unaudited Financial Statements.  Attached hereto as
Schedule 4.6(b) are the unaudited balance sheet of Company as of March 31, 1998 (the "INTERIM BALANCE SHEET") and the related statement of income and accumulated deficit and cash flows for the three month period ended on such date (collectively, the "UNAUDITED FINANCIAL STATEMENTS"). The Unaudited Financial Statements have been prepared in accordance with the Books and Records and with GAAP (except as noted therein and on Schedule 4.6(b) and the absence of detailed notes to such statements), and present fairly, in all material respects, the financial position of Company as of the date indicated and the results of its operations and cash flows for the period then ended, subject to normal year-end adjustments.

         Section 4.7 No Undisclosed Liabilities. Except as described in the Year-End Balance Sheet, on Schedules 4.6(a) and (b) and the Unaudited Financial Statements, none of the assets or the business of Company is subject to any Claim of any nature, absolute or contingent, and no events have occurred or circumstances exist that could give rise to any future Claim that could have a Material Adverse Effect on the assets or the business of Company, other than Claims incurred since the Balance Sheet Date in the ordinary course of Company's business consistent with past practices.

         Section 4.8 Absence of Certain Changes. Since the Balance Sheet Date and except as set forth on the Unaudited Financial Statements, Company has conducted its business only in the ordinary course of business consistent with past practices and, without limiting the generality of the foregoing, there has been no (a) event or occurrence that has caused or will cause a Material Adverse Change with respect to Company, (b) amendment to the Charter Documents of Company, (c) payment of any dividend or distribution made with respect to Company's capital stock, (d) redemption or purchase of any of Company's capital stock, (e) amendment, termination or receipt of notice of termination of or entry into any contract, lease or license involving a total commitment by or to Company of $10,000, except for contracts for the licensing of software and the providing of services in the ordinary course of business that are included in Schedule 4.16, (f) incurrence or guarantee of any debt by Company, other than trade and accounts payable incurred in the ordinary course of business consistent with past practices, (g) loan to or transaction with any officer, director or shareholder of Company, other than in the ordinary course of business consistent with past practices and those loans or transactions included in Schedule 4.26, (h) waiver of any material right or release of any debt or claim by Company, other than waivers or releases given in the ordinary course of business consistent with past practices, (i) amendment or termination of any Permit of Company, (j) destruction, damage or other loss to any material asset of Company other than destruction, damage or other loss that is fully covered by insurance, (k) adoption of or increase in the payments to or benefits under an Employee Benefit Plan of Company, (l) sale, lease, or other disposition of any assets used in the business of Company, other than assets sold, leased or otherwise disposed of in the ordinary course of business consistent with past practices,
(m) imposition of any Encumbrance on any of the assets of Company, other than Permitted Encumbrances, (n) purchase or lease any assets used in the business of Company, other than assets purchased or leased in the ordinary course of business consistent with past practice, (o) payment of any bonus or an increase in the salary, bonus or other compensation payable to any employee of Company, other than payments or increases consistent with past practice or as set forth in Schedule 4.21(a), (p) change in any accounting method used by Company, or
(q) acceleration related to the collection of accounts receivable of Company or delay related to the payment of accounts payable of Company, or (r) agreement or commitment to take any action described in this Section.

         Section 4.9      Sufficiency and Condition of and Title to the Assets.

                 (a) Sufficiency of the Assets. The assets reflected on the Books and Records of Company and the assets disclosed in Schedule 4.9(a) (the "ASSETS") constitute all the assets, properties, licenses and other arrangements which are presently being used or are reasonably related to the Business, and the Assets are sufficient to operate the Business in a manner consistent with past practice and historic capacity.

                 (b) Condition of the Assets Each of the Assets complies with Law and is in good and normal operating condition and repair, structurally sound with no known defects (ordinary wear and tear excepted), and suitable for its intended use.

                 (c) Title to the Assets. At the Closing, Company will hold good, valid and indefeasible title to, or a valid leasehold interest in or with respect to licensed Intangible Assets a valid license to use, each of the Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

         Section 4.10 Accounts Receivable. All accounts receivable of Company reflected on the Interim Balance Sheet (the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales made, commissions earned or services performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are current and collectible net of the respective reserves shown on the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         Section 4.11     INTENTIONALLY OMITTED.

         Section 4.12     Real Property.

                 (a) Owned Real Property. Company does not own any real property.

                 (b) Leased Real Property. Schedule 4.12(b) lists all the leases of real property to which Company is a party and which are in effect as of the Signing Date. All of the leases on Schedule 4.12(b) and any leases of real property entered into after the Signing Date in accordance with Section
6.3 (collectively, the "REAL PROPERTY LEASES") are valid, binding and in full force and effect. Neither Company nor, to Sellers' Knowledge, any other Person is in default under any Real Property Lease, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by Company or, to Seller's knowledge, by any other Person. True and complete copies of all the Real Property Leases, any amendments thereto have been provided to Purchaser prior to the Signing Date.

         Section 4.13     Personal Property.

                 (a) Owned Tangible Personal Property. Schedule 4.13(a) lists as of the Signing Date all of the tangible personal property (including all machinery, equipment, vehicles, structures, fixtures and furniture) owned by Company having a net book value in excess of $5,000 and used in the Business, located on its premises or shown on the Interim Balance Sheet or acquired after the date thereof (except for such tangible personal property subsequently sold in the ordinary course of business and consistent with past practice).

                 (b) Leased Tangible Personal Property. Schedule 4.13(b) lists as of the Signing Date all the leases of tangible personal property to which Company is a party. All of the leases on Schedule 4.13(b) and any leases of tangible personal property entered into after the Signing Date in accordance with Section 6.3 (collectively, the "PERSONAL PROPERTY LEASES") are valid, binding and in full force and effect. Neither Company nor, to Sellers' Knowledge, any other Person is in default under any Personal Property Lease, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by Company or, to Sellers' knowledge, by any other Person. True and complete copies of all the Personal Property Leases and any amendments thereto have been provided to Purchaser prior to the Signing Date.

         Section 4.14 Compliance with Laws. Company has complied with all Laws in the conduct of the Business. Company has not received any notice from any Governmental Authority or other Person asserting that Company has violated any Law. No events have occurred or circumstances exist that could cause Company to violate any Law in the future.

         Section 4.15 Insurance. Schedule 4.15 lists as of the Signing Date all insurance policies to which Company is a party or which insure the Business or any of the Assets against loss (collectively, the "INSURANCE POLICIES"), including each insurer's name, coverage deductible and limit, expiration date and current premium. Each Insurance Policy is in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy, other than any policy that will be replaced or is intended to be replaced prior to the expiration thereof by policies providing substantially the same coverage from an insurer that is financially sound and reputable. The Insurance Policies provide Company with adequate insurance coverage against the risks involved in the conduct of the Business and ownership of the Assets. The coverage provided by the Insurance Policies will not in any way be affected by or terminate or lapse by reason of the consummation of the transactions contemplated by this Agreement. True and complete copies of all Insurance Policies have been provided to Purchaser.

         Section 4.16 Contracts. Schedule 4.16 lists as of the Signing Date all the contracts relating to the Business or Assets or by which any of the Assets is bound, pursuant to which the obligations of any party thereto are, or are contemplated to be, with respect to any such contract (a) in excess of $25,000 during the term thereof, (b) not terminable prior to 90 days after the Signing Date, or (c) otherwise material to the Business. All of the contracts listed on Schedule 4.16 and any contracts entered into after the Signing Date in accordance with Section 6.3, which meet the criteria set forth in subparagraphs (a), (b) and (c) above (collectively, the "MATERIAL CONTRACTS"), are valid and binding and in full force and effect, subject to Laws Affecting Creditors' Rights. Neither Company nor, to Sellers' Knowledge, any other Person is in default under any Material Contract, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder by Company or, to Sellers' knowledge, by any other Person. Other than the Material Contracts, Company is not a party to any contract which (x) requires the Consent of any Person in order to consummate the transactions contemplated by this Agreement which written consents have not been obtained,
(y) is in excess of the normal, ordinary and usual requirements of the Business, or (z) is excessive in price or quantity. True and complete copies of all the Material Contracts heretofore entered into have been provided to Purchaser.

         Section 4.17 Litigation; Orders. There is no Action pending, or to Sellers' Knowledge, threatened against or affecting Company, the Business or any of the assets of the Company. Company is not subject to any Order.

         Section 4.18     Environmental Matters.

                 (a) Compliance with Environmental Laws. The Business has been and is operated in compliance with all Environmental Laws and all Permits related to Environmental Laws.

                 (b) Hazardous Materials. Company has not generated, treated, manufactured, processed, distributed, used, stored, discharged, released, disposed of, transported or handled any Hazardous Materials at any of the properties or facilities used in connection with the Business, including the property subject to the Real Property Leases.

                 (c) Existence of an Action. Company has not received any notice from any Governmental Authority or other Person alleging or concerning any Claim against Company under any Environmental Law, whether for personal injuries or property damages. There is no Action pending or, to Sellers' Knowledge, threatened affecting Company with respect to the Business alleging or concerning any Claim under any Environmental Law, whether for personal injuries or property damages, nor do Sellers have any knowledge of any fact or condition that could give rise to such a Claim.

                 (d) Environmental Permits. Company does not require any Permits under the Environmental Laws with respect to the operation of the Business.

                 (e) Miscellaneous. Without in any way limiting the generality of the foregoing, (i) the Company has not transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Materials at any off-site location, (ii) to Sellers' knowledge, no underground improvement regulated by any Environmental Law, including any storage or treatment tank, is located on the property subject to the Real Property Leases,
(iii) to Sellers' knowledge, there is no asbestos contained in or forming part of any Assets, and (iv) to Sellers' knowledge, no polychlorinated biphenyls or polychlorinated biphenyls-containing items are used or stored at the premises of the Company subject to the Real Property Leases.

         Section 4.19 Permits. Schedule 4.19 lists all the Permits related to the Assets or operation of the Business, and indicates those Permits for which the Consent of any Person is required to continue or to assign such Permit upon the consummation of the transactions contemplated herein. Company has obtained, maintains in effect, and complies with the terms and conditions of all Permits required by Law. There is no Action pending or, to Sellers' Knowledge, threatened in writing to revoke or limit any Permit listed on
Schedule 4.19.

         Section 4.20     Intangible Assets.

                 (a) Owned Intangible Assets. Schedule 4.20(a) lists all the Intangible Assets owned by Company as of the Signing Date. With respect to the Intangible Assets listed on Schedule 4.20(a) and all the Intangible Assets obtained or developed hereafter and prior to the Closing, (i) Company owns all right, title and interest in and to such Intangible Assets free and clear of all Encumbrances, except licenses granted by the Company to customers in the ordinary course of business to use the Intangible Assets and except Permitted Encumbrances, (ii) Company has not sold, transferred, licensed, sub-licensed or conveyed any interest in any of such Intangible Assets, and (iii) no Person has infringed upon or misappropriated any of such Intangible Assets. In addition, the Company is the sole and exclusive owner of (i) all other intellectual property rights, including, without limitation, trade secrets, know-how, inventions (patented and unpatented), and discoveries, embodied in or used in the development of such Intangible Assets and (ii) all technical documentation, including user manuals, developed by or at the request of the Company; except for third party software used in the development of such Intangible Assets.
The employees, consultants and former employees and consultants of the Company have no right, title or interest in such Intangible Assets or other intellectual property used by the Company, except for the license granted to KAOS Limited (the "KAOS License") pursuant to that certain License Agreement, dated as of December 1, 1997, between KAOS Limited and Creative Software Technologies, Inc., which was merged with and into the Company prior to the Signing Date.

                 (b) Licensed Intangible Assets. Schedule 4.20(b) lists all licenses and other contracts related to any Intangible Asset used by Company as of the Signing Date. Each license or contract listed on Schedule 4.20(b) and each license or contract related to an Intangible Asset which is entered into after the Signing Date in accordance with Section 6.3 is valid, binding and in full force and effect. Company has not used any Intangible Asset for which it does not have a license and each such license covers all uses of such Intangible Assets by the Company. Company has not misappropriated any Intangible Asset owned by another Person.

                 (c) No Infringements. Each of the Intangible Assets listed in Schedule 4.20(a) does not, and did not at any time, violate or infringe any United States copyright, patent, trade secrets, know-how, trademarks or other intellectual property rights of any third party, is not in the public domain, and, to the knowledge of the Company (i) has not been duplicated except as permitted under the applicable licenses and law, (ii) has not been reverse compiled or engineered and (iii) there are no claims or actions pending or threatened or which have been brought asserting such violation or infringement or that any of such Intangible Assets is in the public domain.

                 (d) Confidentiality. The Company has taken reasonable commercial efforts, and has required its employees, consultants, and licensees to take reasonable commercial efforts, to maintain the confidentiality of the Intangible Assets listed on Schedule 4.20(a).

         Section 4.21     Employees.

                 (a) Employees. Schedule 4.21(a) lists the name, job title, date of employment and current annual compensation (salary, bonus and all amounts paid pursuant to an Employee Benefit Plan) for each employee of Company employed as of the Signing Date (collectively, the "EMPLOYEES"). All Employees are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all Laws. All sums due for employee compensation and benefits owing to any employee of Company (including all persons whose employment by Company terminated prior to the Signing Date) have been duly and adequately accrued on the accounting Books and Records. Accrued vacation time is listed on Schedule 4.21(a) but has not been accrued on the Reviewed Financial Statements or Unaudited Financial Statements.

                 (b) Contracts. Schedule 4.21(b) lists each (i) contract between Company and an Employee, and (ii) collective bargaining agreement and other contract to or with any labor union, employee representative or group of employees. Other than the contracts listed on Schedule 4.21(b), Company's employment of each Employee is terminable at will without any penalty or severance obligation of any kind on the part of Company.

                 (c) Compliance with Labor Laws. Company has complied and is presently complying with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice.

                 (d) Labor Actions and Relations. There is no unfair labor practice charge or complaint against Company pending or threatened before the National Labor Relations Board nor is there any grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement pending and, to Sellers' Knowledge, no basis for any such charge, complaint or grievance exists. There is no labor strike, slowdown or work stoppage pending or threatened against Company. Company has not experienced any significant work stoppages or been a party to any Action before the National Labor Relations Board involving any issue for the past three years nor been a party to any arbitration proceeding arising out of or under any collective bargaining agreement for the past three years. There is no charge or complaint pending or threatened against Company before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction.

                 (e) WARN Act. Neither Company nor any Person with whom any Company would be treated as an "employer" for purposes of the Worker Adjustment and Retraining Notification Act or any similar state law has incurred any liability or obligation under such laws.

         Section 4.22     Employee Benefits.

                 (a) Welfare Benefit Plan. Schedule 4.22(a) lists, as of the Signing Date, each Welfare Benefit Plan maintained by Company or to which Company contributes or is required to contribute with respect to any Person. True, correct and complete copies of the plan documents for each of the Acquired Company's Welfare Benefit Plans and all related summary plan descriptions have been provided to Purchaser. Company has no liability for contributions or payments more than 30 days past due with respect to any of its Welfare Benefit Plans or for any retiree benefits under any such Welfare Benefit Plan to current or retired employees of Company (other than as required by Section 601 of ERISA).

                 (b) Pension Benefit Plans. Schedule 4.22(b) lists, as of the Signing Date, each Pension Benefit Plan maintained by Company or to which Company contributes or is required to contribute with respect to any Person. True, correct and complete copies of the plan and related trust documents for each of Company's Pension Benefit Plan and all related summary plan descriptions have been provided to Purchaser. Company does not presently maintain and has never maintained, nor has had any obligation of any nature (whether contingent or otherwise) to contribute to, a "defined benefit plan" (as defined in Section 414(j) of the Code), without regard to whether such defined benefit plan met the requirements of section 401(a) of the Code. Company has no liability for contributions due with respect to its Pension Benefit Plans, including any "individual account plan" (as defined in Section 3(34) of ERISA).

                 (c) Employee Arrangements. Schedule 4.22(c) lists each Employee Benefit Plan not otherwise disclosed in Schedules 4.22(a) or 4.22(b) maintained by Company with respect to any past or present employee of Company. True, correct and complete copies of each Employee Benefit Plan listed on
Schedule 4.22(c) (and any related documents) have been provided to Purchaser. Company has no liability for contributions or payments more than 30 days past due with respect to any of its Employee Benefit Plans listed on Schedule 4.22(c).

                 (d) Benefit Plan Compliance. All of Company's Employee Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) currently comply in all respects, and have so complied in the past, both as to form and operation, with all applicable Laws, including ERISA and the Code. No assets of Company Employee Benefit Plans include any "employer securities" or "employer real property" as such terms are defined in Section 407 of ERISA. No debt has been incurred by Company Benefit Plans, other than liabilities for the payment of benefits or insurance premiums.

                 (e) No Liability. No liability under Title IV of ERISA has been or will be incurred by Company on or prior to the Closing Date. Company has made no commitment, whether formal or informal, and whether legally binding or not, to create or have liability under any additional Employee Benefit Plan, policy or arrangement, or to modify any existing Company Employee Benefit Plan.

                 (f) Effect of Consummation. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company or any other individual to a bonus, severance pay, unemployment compensation or similar payment, except for shares of Common Stock as set forth in Schedule 1.1, which such shares will be issued and outstanding immediately prior to Closing, (ii) otherwise accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of Company, (iii)result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv)in any way result in any additional liability with respect to any Company Employee Benefit Plan.

                 (g) No Penalties. No Company Employee Benefit Plans or any trusts relating thereto have engaged in any transaction in connection with which Company or any fiduciaries of such Employee Benefit Plans or related trusts is or could be subject either to a civil penalty or other liability under Sections 502(i), 406 or 409 of ERISA or a tax imposed by Section 4975 of the Code, and no event has occurred and no condition exists with respect to Company Employee Benefit Plans that could subject Company to any other tax or penalty under the Code or civil penalty or other liability under ERISA or other Laws.

                 (h) No Actions. No Action is pending or, to Sellers' Knowledge, threatened involving any Company Employee Benefit Plan.

         Section 4.23     Taxes.

         (a) Tax Returns. All Tax returns, reports, and declarations of estimated Tax (collectively, "RETURNS") which were required to be filed by Company with any Governmental Authority have been timely filed. All Returns are true and correct and accurately reflect the Tax liabilities of Company. All Taxes shown to be due pursuant to such Returns, other than Taxes being contested in good faith and for which adequate reserves are reflected on the Interim Balance Sheet, have been paid.

                 (b) Statute of Limitations and Tax Actions. Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes. There are no pending or, to Sellers' Knowledge, threatened Claims, assessments, notices, proposals to assess, deficiencies or audits with respect to Taxes.

                 (c) Miscellaneous Tax Representations. Proper and accurate amounts have been withheld and remitted by Company from and with respect to all Persons from whom it is required by applicable law to withhold for all periods in compliance with the tax withholding provisions of all Laws. Neither Company nor, to Sellers' Knowledge, any other corporation has filed an election under Section 341(f) of Code that is applicable to Company or any of the Assets. Company is not a party to any tax sharing agreement. There is no contract, plan or arrangement covering any Person that, individually or collectively, would give rise to the payment of any amount that would not be deductible by

Company by reason of Section 280G of the Code. Company is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. Company has never been a member of any group that filed a consolidated federal income tax return.

         Section 4.24 Bank Accounts; Powers of Attorney. Schedule 4.24 lists the names of (a) each bank, trust company and stock or other broker with which Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations (the "BANK ACCOUNTS"), (b) all Persons authorized to draw on, or to have access to, each of the Accounts, and (c) all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of Company in any matter concerning the Business. Each of the Bank Accounts has a positive cash balance. No proxies, powers of attorney or other like instruments are irrevocable.

         Section 4.25 Suppliers and Customers. The relationships of Company with its suppliers and customers are satisfactory. No such material customer or supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Company, or to materially decrease its services to Company or its usage of the services of Company.

         Section 4.26 Affiliated Transactions. Except for transactions disclosed in Schedule 4.26 there are no outstanding loans or other transactions between Company and any officer, director, shareholder or affiliate of the Company or any spouse or child of any such person. Except as disclosed in
Schedule 4.26 no officer, director, shareholder or affiliate of Company nor any spouse or child of any such person owns or has any interest in, directly or indirectly, any real or personal property owned by or leased to Company. On or before the Closing Date, all loans between Company and affiliates, directors and officers, shall have been paid, and each affiliate, Seller, director and officer of Company shall have released Company from any and all claims pursuant to a release substantially in the form of Exhibit C and such releases shall have been delivered to Company. Since the Year-End Balance Sheet Date, Company has not paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (tangible or intangible) to, or entered into any agreement or arrangement with, any of the officers, directors or shareholders of Company or any of its affiliates, except for compensation to officers at rates not exceeding the rates of compensation paid during the fiscal year ended on the Year-End Balance Sheet Date and routine travel advances to officers and employees and except as set forth in Schedule 4.26.

         Section 4.27 Books and Records. The Books and Records of Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

         Section 4.28 Full Disclosure. No representation or warranty of any Seller and, until the Closing, Company made in this Agreement, nor any written document furnished to Purchaser pursuant hereto, contains or will contain any untrue statement of a material fact which adversely affects the Business or financial condition of Company, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

         Section 4.29 Brokers. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of any Seller or Company.

         Section 4.30 Absence of Sensitive Payment. Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by Company were or would be a violation of applicable law.

         Section 4.31 Credit Cards. No reimbursements are now due to Company from any officer, employee, agent or other person authorized to use the Company's American Express credit cards for periods prior to January 1, 1998 and, to the Company's knowledge, no unauthorized charges have been made or are currently existing for which the Company is liable to pay or reimburse any person using such credit card. To the Company's knowledge, the Company has no liability for charges incurred by any person using the Company's credit cards, except to reimburse such person for authorized expenses incurred on behalf of the Company. The Company has no other corporate credit cards issued to, or held by, any officer, employee, agent or other person.

                                   ARTICLE V.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Sellers that the statements set forth in this Article V are correct and complete.

         Section 5.1 Organization; Good Standing; Delivery of Charter Documents. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser is duly qualified or licensed as a foreign corporation in each jurisdiction in which its assets are owned or leased, or the nature of its business makes such qualification or licensing necessary, except those jurisdictions wherein the failure to so qualify could not have a Material Adverse Effect on Purchaser. Prior to the Signing Date, Purchaser has delivered to Company and Sellers' Agent true and complete copies of Purchaser's Charter Documents as in effect on the Signing Date.

         Section 5.2 Power and Authority. Purchaser has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the execution, delivery and performance of all the other Transaction Documents to which

Purchaser is a party. Purchaser has all requisite corporate power and authority necessary to own, operate and lease its assets and to carry on its business as and where conducted.

         Section 5.3 Authorization; Execution and Validity. Each of the Transaction Documents, when executed and delivered by Purchaser, will be duly authorized, executed and delivered, and will constitute a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms of such Transaction Document, subject to any Law Affecting Creditors' Rights.

         Section 5.4 No Conflict; Purchaser Consents. The execution, delivery and performance by Purchaser of each Transaction Document to which it is a party will not (a) violate any Law, (b) violate any Charter Document of Purchaser, (c) violate any Order to which Purchaser is a party or by which Purchaser or its assets is bound, or (d) require any Consent from any Person that has not been obtained on or prior to Closing except for the AT&T Consent.

         Section 5.5 Full Disclosure. No representation or warranty of Purchaser made in this Agreement, nor any written document furnished to Sellers pursuant hereto, contains or will contain any untrue statement of a material fact which adversely affects the business or financial condition of Purchaser, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

         Section 5.6 Brokers. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of Purchaser.

         Section 5.7 Investment Intent. Purchaser is acquiring the Shares for the account of the Purchaser (and not for others) and for investment purposes only and not with a view to distribution, as such is defined by the Securities Act of 1993, as amended ("Act") or any rule or regulation thereunder ("Rules") in violation of the Act or any of the Rules.

                                  ARTICLE VI.
                        COVENANTS OF COMPANY AND SELLERS

         Section 6.1 Cooperation of Company and Sellers. From the Signing Date through the Closing Date, Company and each Seller shall use all reasonable efforts (a) to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement, (b) to cooperate with Purchaser in connection with the foregoing, including using reasonable efforts to obtain all of the Consents, and (c) subject to the other terms and conditions of this Agreement, to cause all the conditions set forth in Section 9.1, the satisfaction of which is in the reasonable control of Company or any Seller, to be satisfied on or prior to Closing.

         Section 6.2 Pre-Closing Access to Information. From the Signing Date through the Closing Date, Company and each Seller shall afford to Purchaser and its Representatives access to the properties and the Books and Records of Company. Purchaser shall direct all requests for information to Seller's Agent.

         Section 6.3      Conduct of Business.

                 (a) Ordinary Course. From the Signing Date through the Closing Date, Company and each Seller, in connection with the conduct of the Business, shall use all reasonable efforts to (i) preserve substantially the relationships with its Representatives, suppliers and customers, (ii) perform its obligations under all contracts, leases and Permits in all material respects, (iii) comply with all Laws in all material respects, (iv) confer with Purchaser regarding operational matters of a material nature, (v) report periodically to Purchaser regarding the status of the Business and the results of operations of Company, and (vi) conduct the Business in the ordinary course and consistent with past practices.

                 (b) Prohibited Actions. Except as otherwise required or permitted by this Agreement or listed on Schedule 6.3(b), from the Signing Date through the Closing Date Company and each Seller shall not, without the prior written consent of Purchaser, take or fail to take any action as a result of which any of the changes or events listed in Section 4.8 occur or become likely to occur.

         Section 6.4 Supplements to Schedules. If, between the Signing Date and the Closing Date, Company or any Seller becomes aware that any of its representations and warranties in this Agreement or the schedules to this Agreement was inaccurate when made or if during such period any event occurs or condition changes that causes any of such representations and warranties to be inaccurate, then such Party shall notify Purchaser thereof in writing and supplement the schedules hereto to account for any such inaccuracy, event or change. Any such supplement to the schedules shall not be deemed to have been disclosed as of the Signing Date or to have cured any breach of representations and warranties made in this Agreement, unless so agreed to in writing by Purchaser.

         Section 6.5 Standstill. Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article X, Company and each Seller shall not, nor shall Company and each Seller permit any of its Representatives to, (a) directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any Person (other than Purchaser and its Representatives) concerning any merger, sale of securities, sale of substantial assets, investment proposals or similar transaction involving Company, (b) entertain or discuss any acquisition or investment proposals whatsoever, (c) disclose to any third party any non-published information concerning Company, the Business or Company's financial condition, or (d) withdraw Seller's intention to sell the Shares to Purchaser. Company and Sellers shall promptly notify Purchaser if it or they receive any such proposal or offer or any inquiry or contact with respect thereto. Until termination of this Agreement, Sellers will not, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, or (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares.

         Section 6.6 Discharge of Encumbrances. Company and each Seller shall take all actions and do all things necessary to cause all Encumbrances other than Permitted Encumbrances on any Assets to be terminated or otherwise discharged at or prior to the Closing.

         Section 6.7      Non-Disclosure; Non-Competition; Non-Solicitation.

                 (a) Non-Disclosure Agreement. Each Seller acknowledges that it has and may have access to Confidential Information of Company, Purchaser and/or their successor and that such Confidential Information of Company, Purchaser and/or their successor does and will constitute valuable, special and unique property of Company, Purchaser and/or their successor after the Closing. At no time shall Seller or any of its Representatives (i) use any Confidential Information of Company, Purchaser and/or their successor in any manner adverse to the business interests of Company, Purchaser and/or their successor, or (ii) disclose any such Confidential Information of Company, Purchaser and/or their successor to any Person for any reason or purpose whatsoever. On or after the Closing, at the request of Purchaser, each Seller shall deliver to Purchaser all letters, notes, computer disks, software, notebooks, reports and other materials which contain Confidential Information and which are in the possession or under the control of such Seller.

                 (b) Work Product. All records and documents embodying any Confidential Information of Company pertaining to the existing or contemplated scope of Company's Business, which have been conceived, prepared or developed by a Seller in connection with his ownership interest in Company, employment by the Company or otherwise, either alone or with others (herein called "Work Product"), shall be the sole property of Company. On or after the Closing, at the request of Company, such Seller shall deliver all Work Product to Company, except that a Seller may retain all Confidential Information reasonably necessary for the preparation of the Seller's tax returns.

                 (c) Non-Competition Agreement. Each Seller agrees not to conduct, either directly or indirectly, the Business for a period equal to 36 months after the Closing Date in the United States. With respect to Intelligent Systems Corporation, "indirectly" as used in the previous sentence shall not include any business that Intelligent Systems Corporation does not effectively control directly or indirectly or any employees, officers or directors of Intelligent Systems Corporation are not involved now or hereafter in the management of operations thereof.

                 (d) Non-Solicitation Agreement. For a period equal to 36 months after the Closing Date, each Seller shall not, either on its/his own behalf or on behalf of any business competing with the Business of the Company and/or its successor, directly or indirectly to the extent that such Seller is prohibited in engaging in such business pursuant to this Section, (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an agent of, Company and/or its successor to terminate such person's employment or agency, as the case may be, with such entity, or with the Company and/or its successor; (ii) solicit, divert or attempt to solicit or divert any Person which sells or furnishes any products or services to the Company and/or its successor to cease selling or furnishing products or services to the Company and/or its successor, or otherwise accept such Person as a supplier, or attempt to induce such Person to cease being (or any prospective supplier not to become) a supplier of the Company and/or its successor; or (iii) solicit or divert or attempt to solicit or divert, any Person which receives products and services from the Company and/or its successor to cease being a customer of the Company and/or its successor (or a prospective customer), or otherwise accept such Person as a customer.

                 (e) Independent Covenants. The covenants set forth in this Section are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

                 (f) Injunctive Relief. In the event of a breach or threatened breach by any Seller of any provision of this Section, Company and Purchaser shall be entitled to an injunction to prevent irreparable injury to such entity. Nothing herein shall be construed as prohibiting Company or Purchaser from pursuing any other remedies available to such entity for such breach or threatened breach, including the recovery of damages from such Seller.

                 (g) Acknowledgments of Seller. Each Seller acknowledges that (i)any public disclosure of the Confidential Information will have an adverse effect on Company, Purchaser and the Business, (ii) the Company and Purchaser would suffer irreparable injury if Seller breaches any of the terms of this Section, (iii) Company and Purchaser will be at a substantial competitive disadvantage if such entity fails to acquire and maintain exclusive ownership of the Confidential Information or to abide by the restrictions provided for in this Section, (iv) the scope of the protective restrictions provided for in this Section are reasonable when taking into account (A) the negotiations between the Parties and (B) that Seller is the direct beneficiary of the Purchase Price paid pursuant to this Agreement, (v) the consideration being paid to Seller pursuant to this Agreement is sufficient inducement for Seller to agree to the terms hereof, (vi)the provisions of this Section are reasonable and necessary to protect the Business, to prevent the improper use or disclosure of the Confidential Information and to provide Company and Purchaser with exclusive ownership of all such Confidential Information and
(vii) the terms of this Section preclude Seller from engaging in the conduct of the Business.

         Section 6.8 Release. Each Seller, in the capacity as an officer, director or shareholder of Company, hereby agrees to execute and deliver on the Closing Date a release (each, a "RELEASE") of Company from any and all claims resulting from or related to any matter arising prior to the Closing Date in the form of Exhibit C attached hereto.

         Section 6.9 Sellers' Agent Agreement. Each Seller agrees to enter into the Sellers' Agent Agreement and to authorize and appoint David P. Harbin and upon his death, resignation or other termination of said appointment, Robert Dale Jones, as the Sellers' Agent on behalf of the Sellers to take such actions and exercise such powers on behalf of the Sellers as set forth in such Sellers' Agent Agreement with respect to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby.

                                  ARTICLE VII.
                             COVENANTS OF PURCHASER

         Section 7.1 Cooperation by Purchaser. From the Signing Date through the Closing Date, Purchaser shall use all reasonable efforts (a) to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement, (b) to cooperate with Company and Sellers in connection with the foregoing, including using reasonable efforts to obtain all of the Consents and the Releases, and (c) subject to the other terms and conditions of this Agreement, to cause all the conditions set forth in
Section 9.2, the satisfaction of which is in the reasonable control of Purchaser, to be satisfied on or prior to Closing.

         Section 7.2 Management Options. Purchaser agrees to grant on the Closing Date stock options (the "Options") for an aggregate of 50,000 shares of common stock of Purchaser to the persons and in the amounts set forth on
Schedule 7.2. The Options shall be granted under Purchaser's Amended and Restated 1997 Stock Option Plan at the fair market price of Purchasers' common stock on the Closing Date and shall be incentive stock options (to the extent permitted under applicable law). Those persons receiving any Options shall execute on or before Closing stock option agreements pursuant to Purchaser's Amended and Restated 1997 Stock Option Plan.

         Section 7.3 Repayment of Loan. Purchaser agrees to repay the outstanding loan balance of the Company due to Wachovia Bank, N.A. on or before two business days after the Closing Date.

                                 ARTICLE VIII.
                                MUTUAL COVENANTS

         Section 8.1 Governmental Consents. Promptly after the Signing Date, each Party shall take all actions and do all things necessary to obtain all Consents required by any Governmental Authority to consummate the transactions contemplated hereby.

         Section 8.2      Consents to Assign Leases and Contracts.

                 (a) Cooperation and Reasonable Efforts. Each Party hereby agrees to use reasonable efforts, to take reasonable actions and to cooperate with each other as may be necessary to obtain Consents to transfer and assign the Encumbered Instruments. Except as expressly provided herein, no Party shall be required to pay any sum, to incur any obligation or to agree to any amendment of any Encumbered Instrument in order to obtain any such Consent to transfer and assign the Encumbered Instrument.

                 (b) Pre-Closing; Required Consents. Schedule 8.2(b) lists the Encumbered Instruments to which a Consent to transfer and assign must be obtained from the appropriate third party prior to Closing (collectively, the "REQUIRED CONSENTS"). Except for the Required Consents, the obtaining of any Consents related to the Encumbered Instruments shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Consent has been obtained.

         Section 8.3      Permits.

                 (a) Cooperation and Reasonable Efforts. Each Party hereby agrees to use reasonable efforts, to take reasonable actions and to cooperate with each other as may be necessary to transfer to Purchaser, or assist Purchaser in obtaining, all Permits required to conduct the Business.
On or as soon as practicable after the Signing Date, each Party shall file, separately or jointly with any other Party, as the case may be, all applications necessary to transfer or obtain the Permits. Each Party shall use reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the applications contemplated hereby.

                 (b) Pre-Closing; Required Permits. Schedule 8.3(b) lists the Permits which must be transferred to or obtained by Purchaser prior to Closing (the "REQUIRED PERMITS"). Except for the Required Permits, the transfer or issuance to Purchaser of any Permit shall not be a condition to Closing, and Closing shall occur irrespective of whether any such Permit has been transferred or obtained.

         Section 8.4      Books and Records.

                 (a) Access. For a period of six years after Closing, each Party shall provide the other Parties with reasonable access during normal business hours to its Books and Records relating to the Business (other than books and records protected by the attorney-client privilege) to the extent that they relate to the condition or operation of the Business prior to Closing and are requested by such Party to prepare its Returns, to respond to third party Claims or for any other legitimate purpose specified in writing. Each Party shall have the right, at its own expense, to make copies of any such Books and Records.

                 (b) Destruction. No Party shall dispose of or destroy any Books and Records relating to the Business to the extent that they relate to the condition or operation of the Business prior to the Closing without first offering to turn over possession thereof to the other Parties by written notice at least 30 days prior to the proposed date of disposition or destruction.

                 (c) Confidentiality. Each Party may take such action as it deems reasonably appropriate to separate or redact information unrelated to the Business from documents and other materials requested and made available pursuant to this Section and may condition the other Parties' access to documents and other materials that it deems confidential to the execution and delivery of an agreement by the other Parties not to disclose or misuse such information.

                 (d) Assistance. Each Party shall, upon written request and at the requesting Party's expense, make personnel available to assist in locating and obtaining any Books and Records relating to the Business to the extent that they relate to the condition or operation of the Business prior to Closing and make personnel available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any third party Claim in which the other Parties do not have any adverse interest.

         Section 8.5 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after Closing, each Party shall execute and deliver all instruments and documents and take all other action that the other Parties may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

         Section 8.6 Supplemental Agreements. At the Closing the Parties shall enter into the following agreements:

                 (a) the Escrow Agreement in substantially the form attached hereto as Exhibit A;

                 (b) the Sellers' Agent Agreement in substantially the form attached hereto as Exhibit B; and

                 (c)      an agreement to terminate the following agreements:
(i) Agreement of Shareholders, dated December 15, 1995, by and among Robert Dale Jones, David P. Harbin, Paul Pamplin and the Company, as amended by the Amendment to Agreement of Shareholders, dated April 5, 1996 by and among Robert Dale Jones, David P. Harbin, Paul E. Pamplin and Intelligent Systems Corporation and the Company, (ii) letter agreement, dated December 19, 1995, between the Company, Robert Dale Jones, David P. Harbin and Paul Pamplin, (iii) Agreement of Shareholders, dated December 17, 1997, by and among Robert Dale Jones, David P. Harbin, Sam Wilkes and Intelligent Systems Corporation, and the Company, (iv) letter agreement, dated July 21, 1997, between the Company and Gerry Keeley, (v) Agreement of Shareholders, dated April 8, 1996, by and among Robert Dale Jones, David P. Harbin and Intelligent Systems Corporation and the Company, (vi) Agreement of Shareholders, dated December 1995, by and among Robert Dale Jones, David P. Harbin and the Company, (vii) Registration Rights Agreement, dated April 8, 1996, by and among the Company and Intelligent Systems Corporation, (viii) Registration Rights Agreement, dated December 17, 1997, by and among the Company and Sam Wilkes, and (ix) any other agreements among the Company and/or any of the Sellers in respect of the Shares.

         Section 8.7      Tax Matters.

                 (a) Apportionment of Income and Loss. For purposes of apportioning taxable income or loss of the Company relating to any taxable period that ends on the Closing Date ("SHORT TAX PERIOD") and for that portion of any taxable year that includes (but that does not end on) the Closing Date (a "PARTIAL TAX PERIOD"), such taxable income or loss shall be determined by reference to the operations of Company through the Closing Date as though it were the last day of a taxable year. If required, appropriate elections shall be made with applicable taxable authorities to accomplish such result.

                 (b) Liability For Short Period Tax. Any taxable income or loss of the Company with respect to a Short Tax Period shall be included in the Company's federal income Tax Return, and, if applicable, consolidated, unitary or combined state income Tax Returns filed on behalf of the Company in all jurisdictions to which Company is subject to income Tax (together with the United States federal Return, the "SUBJECT JURISDICTIONS"). Any tax liability arising from an election made under Section 338 of the Code shall be borne solely by Purchaser.

                 (c) Liability For Partial Period Tax. With respect to income Tax Returns filed in Subject Jurisdictions that include a Partial Tax Period, income taxes of the Company attributable to such Partial Tax Periods shall be computed according to the apportionment rule of subsection (a) above. Any tax liability arising from an election made under Section 338 of the Code shall be borne solely by Purchaser.

                 (d) Payment of Short Period Taxes. With respect to each Tax Return covering a Short Tax Period that is required to be filed in a Subject Jurisdiction after the Closing Date for, by or with respect to Company, Company shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively "TAX ITEMS") required to be included therein. Company shall pay on or prior to the due date (including extensions) of a Tax Return to be filed in a Subject Jurisdiction for a Short Tax Period the amount of tax shown to be due by the Company on such Tax Return.

                 (e) Payment of Partial Period Tax. With respect to each Tax Return to be filed in a Subject Jurisdiction covering a Partial Tax Period by or with respect to Company, Purchaser shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. Purchaser shall determine (by an interim closing of the books as of the Closing Date, except for ad valorem Taxes and franchise Taxes based on capital which shall be prorated on a daily basis) the portion, if any, of the Tax due by the Company with respect to the period covered by such Tax Return to be filed in a Subject Jurisdiction which is attributable to Company with respect to the Partial Tax Period after giving effect to (i) any credits for the amount of such Tax, if any, paid on or prior to the Closing Date (ii) any credit for any loss for prior periods and (ii) any amount reflected on the Balance Sheet as a current tax liability which remains unused as of the due date for a particular Return.

                 (f) Consistency. Any Tax Return to be prepared pursuant to the provisions of this Section shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by applicable law.

                                  ARTICLE IX.
                        CONDITIONS PRECEDENT TO CLOSING

         Section 9.1 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Purchaser.

                 (a) Accuracy of Representations and Warranties. The representations and warranties made by each Seller and, until the Closing, Company in this Agreement shall have been materially true and complete as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been materially correct and complete as of the specified date; provided, however, that in no event shall the Closing be deemed to constitute a waiver by Purchaser of any breach of representations or warranties.

                 (b) Performance of Covenants. Company and each Seller shall have materially performed and complied with all agreements, covenants and obligations required by this Agreement to be performed by such party prior to or at the Closing.

                 (c) No Material Adverse Change. Company has not undergone any Material Adverse Change since the Signing Date.

                 (d) Consents. Company and each Seller, as the case may be, shall have received and delivered to Purchaser all the Required Consents, except the AT&T Consent, and the Required Permits, each in form and substance satisfactory to Purchaser, and shall have given all notices required to be given to any Persons prior to the consummation of the transactions contemplated by this Agreement.

                 (e) Closing Certificate. An executive officer of Company and each Seller shall have delivered to Purchaser a certificate confirming the satisfaction of the conditions set forth in Sections 9.1(a), 9.1(b) and 9.1(c) applicable to such person and an executive officer of Company shall have delivered to Purchaser a certificate confirming the continuing force and effect of the Required Consents and Required Permits.

                 (f) Secretary's Certificate--Company. Company shall have delivered to Purchaser a certificate executed by the secretary or an assistant secretary of Company certifying as to (i) Company's Charter Documents, (ii) Company's good standing, (iii) the resolutions in which Company's board of directors approved this Agreement and the transactions contemplated hereby, and
(iv) the incumbency of Company's officers who execute any documents on behalf of Company in connection with this Agreement.

                 (g) Deliveries. Company and each Seller, as the case may be, shall have delivered the documents required by Sections 2.3 and 2.2, respectively, and such other documents as Purchaser may reasonably require.

                 (h) No Order or Action. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby. No Action shall be pending or threatened before any court or other Governmental Authority seeking to enjoin the Closing or seeking damages against Purchaser or any of its Representatives as a result of any of the transactions contemplated by this Agreement, provided that neither Purchaser nor any of its affiliates instituted such Action.

                 (i) Related Party Transactions. All outstanding loans owed by any Seller, officer or director of the Company to the Company shall have been repaid in full to the Company and the Releases described in Section
6.8 shall have been delivered to the Company and Purchaser.

                 (j) Resignations. The members of the Board of Directors and the officers of the Company shall have irrevocably tendered their resignations as directors and officers (but not employees) effective as of the Closing Date and the Company shall have accepted such resignations.

                 (k) Expense Notice. Purchaser shall have received the Expense Notice at least one business day prior to the Closing Date.

                 (l) Purchaser shall have received on or before Closing receipts and releases for payments of amounts due by the Company to Sellers and related parties listed in Schedule 4.26.

         Section 9.2 Conditions Precedent to Company and Sellers' Obligations. The obligation of Company and each Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived in writing by Company or Sellers, as the case may be.

                 (a) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall have been materially true and complete as of the Signing Date and as of the Closing Date as though made as of the Closing Date, except to the extent such representations or warranties made as of a specific date shall have been materially correct and complete as of the specified date; provided, however, that in no event shall the Closing be deemed to constitute a waiver by Company or the Sellers of any breach of representations or warranties.

                 (b) Performance of Covenants. Purchaser shall have performed and materially complied with all agreements, covenants and obligations required by this Agreement to be performed by Purchaser prior to or at the Closing.

                 (c) Closing Certificate. An executive officer of Purchaser shall have delivered to Company and each Seller a certificate confirming the satisfaction of the conditions set forth in Sections 9.2(a) and 9.2(b).

                 (d) Secretary's Certificate. Purchaser shall have delivered to Company and each Seller a certificate executed by the secretary or an assistant secretary of Purchaser certifying as to (i) Purchaser's Charter Documents, (ii) Purchaser's good standing, (iii) the resolutions in which Purchaser's board of directors approved this Agreement and the transactions contemplated hereby, and (iv) the incumbency of Purchaser's officers who execute any documents on behalf of Purchaser in connection with this Agreement.

                 (e) Deliveries. Purchaser shall have delivered the documents required by Section 2.4 and such other documents as Sellers may reasonably require.

                 (f) No Order or Action. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby. No Action shall be pending or threatened before any court or other Governmental Authority seeking to enjoin the Closing or seeking damages against Company or any Seller or any of their Representatives as a result of any of the transactions contemplated by this Agreement, provided that neither Company nor any Seller nor any of their affiliates instituted such Action.

                 (g) Related Party Transactions. Purchaser shall cause at Closing the payment of the amounts due by the Company to the Sellers and related parties listed in Schedule 4.26.

         Section 9.3 If Conditions Not Satisfied. In the event that any of the conditions set forth in this Article IX are not satisfied, and the Parties nevertheless consummate the transactions contemplated by this Agreement to take place at the Closing, the Parties shall not be deemed to have waived any Claim for damages or other relief arising from or in connection with such non-satisfaction.

                                   ARTICLE X.
                          TERMINATION PRIOR TO CLOSING

         Section 10.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                 (a)      by mutual agreement of Purchaser and Sellers' Agent;

                 (b) by Purchaser at any time after the occurrence of a Material Adverse Change in Company; or

                 (c) by Purchaser or Sellers' Agent at any time on or after April 30, 1998 if any of the conditions provided for in Section 9.1 or 9.2, respectively, shall not have been met or waived in writing prior to such date.

         Section 10.2 Procedure Upon Termination. In the event of termination pursuant to Section 10.1, written notice thereof shall be immediately given to the other Parties and the transactions contemplated by this Agreement shall be terminated, without any further action by any Party. If the transactions contemplated by this Agreement are terminated as provided herein:

                 (a) each Party shall return all documents, work papers and other materials of the other parties, whether obtained before or after the execution hereof, to the party furnishing the same; and

                 (b) such termination shall not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement, except that no party shall be liable for any damages for any failure to meet a condition set forth in Section 9.1 or 9.2, as the case may be, which is not within such party's reasonable control, including a Material Adverse Change in the Company.

                                  ARTICLE XI.
                                INDEMNIFICATION

         Section 11.1     Indemnification of Purchaser.

                 (a) Several Indemnification Obligation of Seller. Each Seller shall, severally but not jointly, indemnify, defend, and hold Purchaser harmless from any and all Claims directly or indirectly related or arising with respect to:

                          (i)     Breaches of Representations and Warranties.
Any inaccuracy in any representation or warranty of Seller made in Article III or in the certificate delivered by such Seller pursuant to Section 2.2(a); or

                          (ii)    Breaches of Covenants.  Any failure by Seller
to perform or observe the covenants or agreements set forth in Section 6.7.

                 (b) Indemnification Obligation of Seller and Company. Each Seller, severally, and, until the Closing, Company shall, joint and severally, indemnify, defend, and hold Purchaser harmless from any and all Claims directly or indirectly related or arising with respect to:

                          (i)     Breaches of Representations and Warranties.
Any inaccuracy in any representation or warranty made in Article IV or in the certificates delivered pursuant to Sections 2.2(a) (as such certificates relate to the representations and warranties set forth in Article IV) and Sections 2.3(a) and 9.1; or

                          (ii)    Breaches of Covenants.  Any failure to
perform or observe (A) in the case of any covenant or agreement of Company which by its terms relates to the time period prior to the Closing, any covenant or agreement of Company set forth in this

Agreement or in any agreement delivered pursuant to this Agreement, (B) any covenant or agreement of Sellers set forth in this Agreement (other than the covenant or agreement set forth in Section 6.7) or in any agreement delivered pursuant to this Agreement.

         Section 11.2 Indemnification of Sellers. Purchaser shall indemnify, defend, and hold Sellers and, until the Closing, Company harmless from any and all Claims directly or indirectly related or arising with respect to:

                 (a) Breaches of Representations and Warranties. Any inaccuracy in any representation or warranty of Purchaser made in Article V or in the certificates delivered by Purchaser pursuant to Section 2.4(d) or
Section 9.2; or

                 (b) Breaches of Covenants. Any failure to perform or observe any covenant or agreement of Purchaser set forth in this Agreement or in any agreement delivered pursuant to this Agreement.

         Section 11.3 Indemnification Procedure. The indemnification obligations under this Agreement shall be subject to the following procedures:

                 (a) Notice. If a party entitled to be indemnified under this Article XI (the "Indemnitee") shall incur any Claims or determine that it is likely to incur any Claims, including without limitation claims by third parties, and believes that it is entitled to be indemnified against such Claims by another party hereunder (the "Indemnitor"), such Indemnitee shall deliver to the Indemnitor a certificate (an "Indemnity Certificate") signed by the Indemnitee which Indemnity Certificate shall:

                          (i)     state that the Indemnitee has paid or
properly accrued Claims, or anticipates that it will incur liability for Claims for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

                          (ii)    specify in reasonable detail each individual
item of Claims included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability, the nature of the misrepresentation, breach of warranty or breach of covenant to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled.

                 (b) Objections. In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any Claim or Claims specified in any Indemnity Certificate, the Indemnitor shall within 15 days after receipt by the Indemnitor of such Indemnity Certificate deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the 30-day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims to which the Indemnitor shall have so objected. If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such Claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. If Indemnitee and the Indemnitor are unable to agree as to any particular item or items or amount or amounts, then Indemnitee and the Indemnitor shall arbitrate such dispute pursuant to Article XII hereof.

                 (c) Agreed Claims. Claims specified in any Indemnity Certificate to which an Indemnitor shall not object in writing, Claims covered by a memorandum of agreement of the nature described in paragraph (b), Claims the validity and amount of which have been the subject of arbitration as described in paragraph (b) and Claims the validity and amount of which shall have been the subject of a final judicial determination are hereinafter referred to, collectively, as "Agreed Claims".

                 (d) Defense of Claims. Promptly after the assertion by any third party of any Claim against any Indemnitee that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Claims for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such Claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such Claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee, and the payment of expenses). If 15 days after delivering notice of a Claim to the Indemnitor or such shorter period necessary to prevent judgment by default in favor of the Person asserting the Claim, the Indemnitor has not begun to defend against such Claim, the Indemnitee shall have the right to defend or settle such Claim on behalf of the Indemnitor. Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within the time period as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel on behalf of the Indemnitee has been specifically authorized by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by its counsel that the Indemnitor possesses an actual or potential conflict of interest with respect to the Indemnitee. Under such circumstances, the Indemnitor shall reimburse the Indemnitee for the Indemnitee's reasonable attorneys' fees and expenses. In addition, the Indemnitor shall reimburse the Indemnitee for the Indemnitee's reasonable attorneys' fees and expenses incurred during the period when the Indemnitor did not defend against the Claim and in connection with Claims that Purchaser possesses the right to defend at the expense of the Indemnitor as hereinabove provided. Notwithstanding whether the Claim involves a purported breach of the Indemnitor's representations and warranties, the Indemnitor's obligation to reimburse such fees and expenses shall be subject to the Indemnitor's Basket and shall be subject to the Maximum Liability. The Indemnitor shall make such reimbursement payments to the Indemnitee upon the Indemnitee's submission of periodic invoices describing such fees and expenses in reasonable detail.

                 (e) Settlement of Claims. The Indemnitor may settle any Claim at its own expense, provided that the Indemnitor shall not settle any Claim or consent to the entry of any judgment without the consent of the Indemnitee if such settlement or judgment (i)includes any admission of wrongdoing by the Indemnitee or any of the Indemnitee's Representatives, (ii)includes any consent to any type of injunctive relief affecting the Indemnitee or any of the Indemnitee's Representatives, (iii)excludes an unconditional release by the Person asserting the Claim of the Indemnitee and the Indemnitee's Representatives from all liability with respect to such Claim, or (iv)requires the Indemnitee or any of the Indemnitee's Representatives to undertake any obligations or incur any costs that are not paid in advance by the Indemnitor.

                 (f) Reimbursement. If an Indemnitor undertakes the defense of any Claim or settles any Claim and such Claim was not within the scope of the Indemnitor's indemnification obligations under this Agreement, the Indemnitee shall promptly reimburse the Indemnitor for all expenses with respect to such defense or settlement, including the Indemnitor's reasonable attorneys' fees and expenses.

                 (g) Cooperation. In connection with any indemnity obligation, the Indemnitee shall cooperate with all reasonable requests of the Indemnitor.

         Section 11.4 Meritless Third Party Claims. If a third party makes a Claim against the Indemnitee that ultimately proves to be meritless, the Indemnitee may nevertheless require the Indemnitor to defend such Claim and reimburse the Indemnitee for its reasonable attorneys' fees and expenses in connection with such Claim as provided in Section 11.3(d), if such Claim was within the scope of the Indemnitor's indemnification obligations under this Agreement.

         Section 11.5 Assignment of Claims. If any amounts for which the Indemnitor is responsible are recoverable from a third party, including an insurance carrier, the Indemnitee shall assign any rights that it may have to recover such amounts to the Indemnitor.

         Section 11.6 Other Indemnitees. Upon Purchaser's request, Sellers shall indemnify any of Purchaser's Representatives to the same extent as Purchaser. Conversely, upon the request of Sellers' Agent, Purchaser shall indemnify any of Seller's Representatives to the same extent as such Seller.
No Representative of any Party, however, shall be a third party beneficiary of the indemnification provisions set forth in this Agreement. In addition, a Party may release or waive any Claim to which such Party previously requested another Party to indemnify such Party's Representatives, and such Representatives shall have no recourse against the Party releasing or waiving such Claim. To the extent that a Party requests another Party to indemnify such Party's Representatives, such Party shall cause its Representatives to comply with the indemnification provisions and abide by the indemnification limitations set forth in this Agreement.

         Section 11.7 Contribution. If the indemnity obligations provided for in this Agreement are held unenforceable in whole or in part for any reason, each Party shall perform such indemnity obligations to the extent enforceable. To the extent that such indemnity obligations are unenforceable, the Party that would have been the Indemnitor with respect to a Claim except for such unenforceability shall contribute to such Claim in such proportion as appropriate to reflect the relative fault of such Party as opposed to the relative fault of the Person who would have been the Indemnitee, as well as any other relevant equitable considerations.

         Section 11.8 Right of Offset. The Parties agree that the amount of any Claim for damages or indemnification by Purchaser against Sellers shall be offset by Purchaser solely against the Escrow Amount in accordance with the terms of the Escrow Agreement.

         Section 11.9 Damages Without Indemnification. A Party may assert a Claim for damages against another Party for a breach of this Agreement even though the Party seeking such damages has not incurred a liability of a fixed amount or made a payment to another Person.

         Section 11.10 Basket. The Parties acknowledge that all the representations and warranties set forth in this Agreement are without qualification as to materiality and that the provisions of this Section regarding the Basket are intended to serve as the exclusive standard of materiality for purposes of this Agreement. No Party shall be liable for any Claim for damages or indemnification with respect to a breach of such Party's representations and warranties under this Agreement until the aggregate amount of such Claims for damages and indemnification for which such Party would otherwise be responsible concerning breaches of its representations and warranties exceeds $50,000 (as the case may be, the "BASKET"), subject to
Section 11.12. If the aggregate amount of such Claims for which a Party is responsible exceeds the Basket, such Party shall then be responsible for all of such Claims subject only to the Maximum Liability.

         Section 11.11 Maximum Liability. Purchaser shall not be liable for any Claim for damages or indemnification with respect to a breach of Purchaser's representations, warranties or covenants under this Agreement to the extent that the aggregate amount of such Claims exceeds the Purchase Price. No Seller shall be liable for any Claim for damages or indemnification with respect to a breach of representations, warranties or covenants under this Agreement to the extent that the aggregate amount of such Claims exceeds the Escrow Amount (such amounts are referred to as such Party's "MAXIMUM LIABILITY"), subject to Section 11.12. Any Claims for which a Party is not held responsible because of the application of such Party's Basket shall not be counted toward determining such Party's Maximum Liability.

         Section 11.12 Liabilities for Special Indemnities and Breaches of Covenants. Sellers Basket and Maximum Liability shall be inapplicable with respect to any Claim for damages or indemnification concerning Sellers breach of any representation and warranty set forth in Sections 3.1 or 4.5. Sellers Basket and Maximum Liability shall be inapplicable with respect to any Claim for damages or indemnification concerning Sellers breach of any of its covenants under Section 6.7 of this Agreement.

         Section 11.13    INTENTIONALLY OMITTED.

         Section 11.14 Interest. A Party shall pay interest computed at the rate earned on the Escrow Amount on (a) any Claim for damages with respect to such Party's breach of this Agreement from the date of the breach or if later, the date of any payment arising from the breach, through the date that the Party pays such damages, and (b) any Claim for indemnification under this Agreement for which such Party is the Indemnitor from the date of the Indemnitee's indemnifiable out-of-pocket expenditure through the date that the Party pays such Claim.

         Section 11.15 Notice of Breach. If before the Closing a Party notifies another Party of its breach of this Agreement, such notification shall neither prevent such other Party from seeking damages for such breach nor decrease or mitigate such damages if such other Party still closes the transactions contemplated by this Agreement.

         Section 11.16 Discovery of Breach. If before the Closing a Party discovers that another Party has breached this Agreement, such discovery shall neither prevent such Party from seeking damages for such breach nor decrease or mitigate such damages if such Party still closes the transactions contemplated by this Agreement.

         Section 11.17 Survival of Terms. The agreements, covenants, indemnity obligations, representations and warranties, and other terms of this Agreement, Purchaser's closing certificate, each Seller's closing certificate, Company's closing certificate and any other documents contemplated under this Agreement shall survive the Closing and any investigation or notice by any Party, provided that the representations, warranties and covenants of each Party under this Agreement shall expire at 5:00 p.m. Fort Worth, Texas time on the day immediately following the first anniversary of the Closing Date. Notwithstanding the expiration of each Party's representations, warranties and covenants described above, the representations, warranties and covenants set forth in Article III, Section 4.5 (Capitalization) and Section 6.7, shall survive for the period of the applicable statute of limitations. A Party shall not be responsible with respect to any Claim for damages or indemnification with respect to any inaccuracy in any of such Party's representations or warranties or breach of such Party's covenants unless such Party receives notice of the Claim with respect to such inaccuracy or breach before such representation, warranty or covenant expires. With respect to any such Claim received before the expiration of a particular representation, warranty or covenant, the Party responsible for such representation, warranty or covenant shall remain responsible for any damage or indemnification amounts claimed notwithstanding the subsequent expiration of such representation, warranty or covenant, provided that arbitration proceedings with respect to such Claim are filed prior to the first anniversary of the last day on which the Indemnitor must receive such notice, unless the Claim is otherwise resolved prior thereto.

         Section 11.18 Negligence and Strict Liability. THE PROVISIONS OF THIS AGREEMENT CONCERNING CLAIMS FOR DAMAGES AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT THE PARTY OR OTHER PERSON CLAIMING SUCH DAMAGES OR
INDEMNIFICATION WAS NEGLIGENT, GROSSLY NEGLIGENT, OR STRICTLY LIABLE IN CONNECTION WITH THE EVENTS GIVING RISE TO SUCH CLAIM.

         Section 11.19 Sellers Remedies. Any Claims by Sellers for indemnification hereunder shall be made solely by the Sellers' Agent on behalf of Sellers. The liability of Purchaser for all indemnification claims made in connection with this Agreement shall be satisfied solely by payment to the Sellers. To the extent that all or any portion of the Escrow Amount becomes payable to the Sellers, such payment shall be made by the Escrow Agent to the Sellers in accordance with the instructions of the Sellers' Agent. Purchaser shall not be responsible in any manner whatsoever for (i) any failure or inability of the Sellers' Agent or the Escrow Agent to honor any provisions of this Agreement, the Sellers' Agent Agreement or the Escrow Agreement, (ii) any instructions given by the Sellers' Agent to the Escrow Agent or failure to give such instructions by the Sellers' Agent, (iii) the investment of funds held by the Sellers' Agent or the Escrow Agent or (iv) the amount or timing of the disbursement of funds by the Sellers' Agent or the Escrow Agent.

                                  ARTICLE XII.
                       ARBITRATION AND EQUITABLE REMEDIES

         Section 12.1 Settlement Meeting. The Parties shall attempt in good faith to resolve promptly through negotiations any Claim or dispute under this Agreement. If any such Claim or dispute should arise, the Parties shall meet at least once to attempt to resolve the matter (the "SETTLEMENT MEETING"). Any Party may request the other Parties to attend a Settlement Meeting at a mutually agreed time and place within ten days after delivery of a notice of a Claim or dispute. The occurrence of a Settlement Meeting with respect to a Claim or dispute shall be a condition precedent to seeking any arbitration or judicial remedy, provided that if a Party refuses to attend a Settlement Meeting the other Parties may proceed to seek such remedy.

         Section 12.2 Arbitration Proceedings. If the Parties have not resolved a monetary Claim or dispute at the Settlement Meeting any Party may submit the matter to arbitration. A panel of three arbitrators shall conduct the arbitration proceedings in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "ARBITRATION RULES"). The decision of a majority of the panel shall be the decision of the arbitrators.

                 (a) Arbitration Notice. To submit a monetary Claim or dispute to arbitration, a Party shall furnish the other Parties and the American Arbitration Association with a notice (the "ARBITRATION NOTICE") containing (i)the name and address of such Party, (ii)the nature of the Claim or dispute in reasonable detail, (iii)the Party's intent to commence arbitration proceedings under this Agreement, and (iv)the other information required under the Federal Arbitration Act and the Arbitration Rules.

                 (b) Selection of Arbitrators. Within ten days after delivery of the Arbitration Notice, Purchaser and Sellers, as a group, shall each select one arbitrator from the list of the American Arbitration Association's Panel of Commercial Arbitrators. Within ten days after the selection of the last of those two arbitrators, those two arbitrators shall select the third arbitrator from such list. If the first two arbitrators cannot select a third arbitrator within such ten day period, the American Arbitration Association shall select such third arbitrator from the list. Each arbitrator shall be an individual not subject to disqualification under Rule No. 19 of the Arbitration Rules with experience in settling comparable disputes involving mergers and acquisitions.

                 (c) Arbitration Final. The arbitration of the matters in controversy and the determination of any amount of damages or indemnification shall be final and binding upon the Parties to the maximum extent permitted by Law, provided that any Party may seek any equitable remedy available under Law as provided in this Agreement. This agreement to arbitrate is irrevocable.

         Section 12.3 Place of Arbitration. Any arbitration proceedings shall be conducted in Fort Worth, Texas or Dallas, Texas, or at such other location as the Parties may agree. The arbitrators shall hold the arbitration proceedings within 60 days after the selection of the third arbitrator.

         Section 12.4 Discovery. During the period beginning with the selection of the third arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators shall have the authority to permit the Parties to conduct such discovery as the arbitrators consider appropriate.

         Section 12.5 Equitable Remedies. Notwithstanding anything else in this Agreement to the contrary, after the Settlement Meeting a Party shall be entitled to seek any equitable remedies available under Law, including an injunction prohibiting a breach of the provisions of Section 6.7 or an Order requiring a Seller to perform this Agreement. Any such equitable remedies shall be in addition to any damages or indemnification rights that such Party may assert in an arbitration proceeding.

         Section 12.6 Exclusive Jurisdiction. The Parties agree that any claim for equitable relief relating to this Agreement shall be instituted in a federal or state court sitting in Fort Worth, Texas or Dallas, Texas, which courts and their respective appellate courts shall be the exclusive venue for any such claim. Each Party waives any objection that it may have to the laying of such venue, and irrevocably submits to the jurisdiction of any such court with respect to any such claim. Any service of process and other notice in any such case shall be effective against a Party when transmitted in accordance with Section 13.9, provided that a Party also may serve process in any manner permitted by Law.

         Section 12.7 Judgments. Any arbitration award under this Agreement shall be final and binding. Any court having jurisdiction may enter judgment on such arbitration award upon application of a Party.

         Section 12.8 Expenses. If any Party commences arbitration proceedings or court proceedings seeking equitable relief with respect to this Agreement, the prevailing Party in such arbitration proceedings or case may receive as part of any award or judgment reimbursement of such Party's reasonable attorneys' fees and expenses to the extent that the arbitrators or court considers appropriate. Notwithstanding whether the arbitration or court proceedings involved a purported breach of a Party's representations and warranties, the portion of any award or judgment reimbursing the prevailing Party's attorneys' fees and expenses shall not be subject to the other Parties' Basket or Maximum Liability.

         Section 12.9 Cost of the Arbitration. The arbitrators shall assess the costs of the arbitration proceedings, including their fees, to the Parties in such proportions as the arbitrators consider reasonable under the circumstances.

         Section 12.10 Exclusivity of Remedies. To the extent permitted by Law, the arbitration and judicial remedies set forth in this Article shall be the exclusive remedies available to the Parties with respect to any dispute under this Agreement or Claim for damages or indemnification under this Agreement.

                                 ARTICLE XIII.
                                 MISCELLANEOUS

         Section 13.1 Amendment. No amendment of this Agreement shall be effective unless in a writing signed by Purchaser, the Company (if entered into prior to the Closing) and Sellers' Agent.

         Section 13.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but all of which shall constitute one and the same agreement. Any Party may execute and deliver this Agreement by an executed signature page transmitted by a facsimile machine. If a Party transmits its signature page by a facsimile machine, such Party shall promptly thereafter deliver an originally executed signature page to the other Parties, provided that any failure to deliver such an originally executed signature page shall not affect the validity, legality, or enforceability of this Agreement.

         Section 13.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

         Section 13.4 Expenses. Each Party shall bear its own expenses with respect to the negotiation and preparation of this Agreement and the Closing, including any fees and expenses of its Representatives, provided that if a Party terminates this Agreement because of another Party's breach of this Agreement, the non-breaching Party shall be entitled to seek reimbursement of its expenses as part of its damages with respect to such breach to the extent permitted by Section 10.2(b). The amount, if any, by which the aggregate amount of expenses of whatever kind and nature, including without limitation, legal fees, accounting fees and any other brokerage or other fees (collectively, "TRANSACTION EXPENSES") exceeds $21,000.00 shall be deemed "SELLER EXPENSES." Not less than one business day prior to the Closing Date, the Company shall provide written notice (the "EXPENSE NOTICE") to Purchaser of the amount of all Transaction Expenses (including the portion thereof, if any, constituting Seller Expenses) paid, incurred or expected to be incurred by the Company as of the Closing Date. The amount of Seller Expenses set forth in the Expense Notice shall be deducted from the Purchase Price and the Closing Cash Payment as provided in Sections 1.2 and 1.3 hereof as an offset against Seller Expenses paid or payable by the Company. The Purchaser shall be reimbursed from the Escrow Amount for any additional Seller Expenses not deducted from the Closing Cash Payment. All expenses of the Company incurred in connection with the consummation of this Agreement incurred after the Closing Date and the fees and expenses of the Sellers' Agent shall be paid by the Sellers. The fees and expenses of the Escrow Agent will be paid as set forth in the Escrow Agreement.

         Section 13.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER THE CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE.

         Section 13.6     INTENTIONALLY OMITTED.

         Section 13.7 No Assignment. No Party may assign its benefits or delegate its duties under this Agreement without the prior consent of the other Parties. Any attempted assignment or delegation without such prior consent shall be void. Notwithstanding this prohibition against assignment and delegation, Purchaser may assign its rights and delegate its duties under this Agreement to a wholly-owned subsidiary of Purchaser without Sellers' consent. Upon Purchaser's assignment of its benefits and delegation of its duties under this Agreement to such a wholly owned subsidiary, Purchaser shall not be released from any obligations under this Agreement. In addition, after the Closing Purchaser may assign its rights under this Agreement to a purchaser of all of the assets or equity of Purchaser without Sellers' consent, and any such purchaser and any subsequent purchasers of all of the assets or equity of Purchaser may similarly assign such rights.

         Section 13.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other Person shall have any right, interest, or claim under this Agreement.

         Section 13.9 Notices. All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement shall be in writing. Such claims, consents, designations, notices, waivers, and other communications shall be considered received (a) on the day of actual transmittal when transmitted by facsimile with written confirmation of such transmittal, (b) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (c) on the third business day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address to which such Party has notified the other Parties in accordance with this Section to send such claims, consents, designations, notices, waivers, and other communications):

         Purchaser:       INSpire Insurance Solutions, Inc.
                          300 Burnett Street
                          Fort Worth, Texas  76102-2799
                          phone:  (817) 348-3999
                          fax:  (800) 826-9865
                          Attn.:  Chief Executive Officer

         Copy to:         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                          1700 Pacific Avenue
                          Suite 4100
                          Dallas, Texas  75201-4675
                          phone: (214) 969-2870
                          fax: (214) 969-4343
                          Attn: Terry M. Schpok, P.C.

         Company:         Paragon Interface, Inc.
                          c/o Ugo F. Ippolito
                          Miller & Martin LLP
                          100 Galleria Parkway, 12th Floor
                          Atlanta, Georgia 30339
                          phone: 770/850-6508
                          fax: 770/850-6550

         Copy to:         Ugo F. Ippolito
                          Miller & Martin LLP
                          100 Galleria Parkway, 12th Floor
                          Atlanta, Georgia 30339
                          phone: 770/850-6508
                          fax: 770/850-6550

         Sellers' Agent:  David P. Harbin
                          c/o Ugo F. Ippolito
                          Miller & Martin LLP
                          100 Galleria Parkway, 12th Floor
                          Atlanta, Georgia 30339
                          phone: 770/850-6508
                          fax: 770/850-6550

         Copy to:         Ugo F. Ippolito
                          Miller & Martin LLP
                          100 Galleria Parkway, 12th Floor
                          Atlanta, Georgia 30339
                          phone: 770/850-6508
                          fax: 770/850-6550

         Section 13.10 Public Announcements. The Parties shall agree on the terms of any press releases or other public announcements related to this Agreement, and shall consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such party's counsel it is required by Law or the rules of the Nasdaq National Market to make such disclosure. The parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof.

         Section 13.11 Representation by Legal Counsel. Each Party is a sophisticated Person that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

         Section 13.12 Schedules. All references in this Agreement to schedules shall mean the schedules identified in this Agreement, which are incorporated into this Agreement and shall be deemed a part of this Agreement for all purposes. Each Section of this Agreement that refers to a schedule shall have a separate schedule. In addition, any disclosure under a particular section's schedule shall be made under the heading of any relevant subsection of such section. A disclosure of an item in a schedule for a particular section or under a heading in a schedule corresponding to a particular subsection shall not be a disclosure under any other section's schedule or any other subsection, unless so noted specifically on such schedule. Sellers have delivered to Purchaser a correct and complete copy of each document described on each schedule to this Agreement and a correct and complete written description of each unwritten arrangement or other item described on each such schedule.

         Section 13.13 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision shall be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

         Section 13.14 Specific Performance. Each Seller acknowledges that the benefits that Purchaser will derive from the transactions contemplated by this Agreement are unique and irreplaceable. Accordingly, if such Seller improperly abandons or terminates this Agreement, Purchaser would not have an adequate remedy at law. Purchaser therefore shall be entitled to a court order requiring such Seller to perform this Agreement.

         Section 13.15 Successors. This Agreement shall be binding upon and shall inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors, provided that this Section shall not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment of other transfer is not otherwise permitted under this Agreement.

         Section 13.16 Time of the Essence. Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

         Section 13.17 Waiver. No provision of this Agreement shall be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, shall be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement shall not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each Party executed, or caused a duly authorized officer to execute, this Agreement as of the Signing Date.


PURCHASER:                                 INSPIRE INSURANCE SOLUTIONS, INC.

                                           By:
                                              -------------------------------
                                           Name:
                                                -----------------------------
                                           Title:
                                                 ----------------------------

COMPANY:                                   PARAGON INTERFACE, INC.


                                           By:
                                              -------------------------------
                                           Name:
                                                -----------------------------
                                           Title:
                                                 ----------------------------

SELLERS:                                   INTELLIGENT SYSTEMS CORPORATION


                                           By:
                                              -------------------------------
                                           Name:
                                                -----------------------------
                                           Title:
-----------------------------                    ----------------------------
Robert Dale Jones



-----------------------------              ----------------------------------
David P. Harbin                            Scott Alan Buckley


-----------------------------              ----------------------------------
Sam Wilkes                                 Christopher S. Cauthen


-----------------------------              ----------------------------------
Paul E. Pamplin                            Thomas Earl Swift


-----------------------------              ----------------------------------
Gerry Keeley                               Craig J. Clark

                                   APPENDIX A
                    DEFINITIONS AND RULES OF INTERPRETATION

         Definitions. Unless the context otherwise requires, the terms defined in this Appendix shall have the meanings specified below for all purposes of this Agreement:

                 "ACCOUNTS RECEIVABLE" shall have the meaning set forth in
Section 4.10.

                 "ACTION" means any action, arbitration proceeding, cause of action, charge, counterclaim, cross claim, inquiry, investigation, legal action, litigation, Order, proceeding, or suit.

                 "AGREEMENT" shall have the meaning set forth in the first paragraph.

                 "ARBITRATION NOTICE" shall have the meaning set forth in
Section 12.2(a).

                 "ARBITRATION RULES" shall have the meaning set forth in
Section 12.2.

                 "ASSETS" shall have the meaning set forth in Section 4.9(a).

                 "BALANCE SHEET DATE" shall have the meaning set forth in
Section 4.6(a).

                 "BANK ACCOUNTS" shall have the meaning set forth in Section
4.24.

                 "BASKET" shall have the meaning set forth in Section 11.9.

                 "BOOKS AND RECORDS" shall mean all the books and records maintained by or for Company, including all accounting records, minute books, stock records, computerized records and storage media and the software used in connection therewith.

                 "BUSINESS" shall mean the business of developing and marketing software programs which translate data from multiple varied formats on diverse platforms with no translation programming required and which contain the functionality of the software programs of the Company generally known as "Transfluent."

                 "CHARTER DOCUMENTS" shall mean (i) in the case of a corporation, its articles or certificate of incorporation and its bylaws, (ii) in the case of a partnership, its partnership certificate and its partnership agreement, and (iii) in the case of any other Person, its organic and governing documents; in each case as such document has been amended or supplemented from time to time prior to the Signing Date.

                 "CLAIM" shall mean any arbitration award, assessment, charge, citation, claim, damage, demand, directive, expense, fine, interest, joint or several liability, Lawsuit, notice, obligation, payment, penalty, assertion, or summons of any kind or nature whatsoever, including any damages incurred because of the person's negligence or gross negligence or any strict liability imposed upon the person, any consequential damages, and any reasonable attorney's fees and expenses. A Claim shall be considered to exist even though it may be conditional, contingent, indirect, potential, secondary, unaccrued, unasserted, unknown, unliquidated, or unmatured.

                 "CLOSING" shall have the meaning set forth in Section 2.1.

                 "CLOSING CASH PAYMENT" shall have the meaning set forth in
Section 1.3.

                 "CLOSING DATE" shall have the meaning set forth in Section
2.1.

                 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "COMMON STOCK" shall have the meaning set forth in Recital B.

                 "COMPANY" shall have the meaning set forth in the first paragraph.

                 "CONFIDENTIAL INFORMATION" means any proprietary or confidential information, pertaining to Company's or Purchaser's, as the case may be, past, present or prospective business secrets, methods or policies, earnings, finances, security holders, lenders, key employees, nature of services performed by such entity's sales personnel, procedures, standards and methods, information relating to arrangements with suppliers, the identity and requirements of arrangements with customers, the type, volume or profitability of services or products for customers, drawings, records, reports, documents, manuals, techniques, ratings, information, data, statistics, trade secrets and all other information of any kind or character relating to each of the Parties, whether or not reduced to writing.

                 "CONSENT" shall mean a consent, approval, order, authorization or waiver from, notice to or declaration, registration or filing with any Person.

                 "EMPLOYEE BENEFIT PLAN" shall mean any (i) Pension Benefit Plan, (ii)Welfare Benefit Plan, (iii) accident, dental, disability, health, life, medical, or vision plan or insurance policy, (iv) bonus, executive, incentive or deferred compensation plan, (v) change in control plan, (vi) fringe benefits and perquisites, (vii) holiday, sick pay, leave, vacation, moving or tuition reimbursement or other similar policy, (viii) stock option, stock purchase, phantom stock, restricted stock or stock appreciation plan,
(ix)severance plan, or (x)other employee arrangement, commitment, custom, policy or practice.

        "EMPLOYEES" shall have the meaning set forth in Section 4.21(a).

                 "ENCUMBERED INSTRUMENT" shall mean any contract and lease that by its terms requires Consent from a third party in order to transfer the rights and obligations thereunder.

                 "ENCUMBRANCE" shall mean any title defect or objection, mortgage, lien, deed of trust, judgment, restrictive covenant, use restriction, charge, pledge, security interest or other encumbrance of any nature whatsoever, including all leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

                 "ENVIRONMENTAL LAW" shall mean (i) the Clean Air Act (42 U.S.C. Section 7401 et seq.), (ii) the Clean Water Act (33 U.S.C. Section 1251 et seq.), (iii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.), (iv) the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), (v) the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), (vi) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.), (vii) the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), (viii)the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. Section 6901 et seq.), (ix) the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), (x) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), (xi)any state, local, tribal, or foreign law, ordinance, regulation, or statute analogous to any of the foregoing statutes, or (xii) any other federal, state, local, tribal, or foreign law, ordinance, regulation, or statute prohibiting, regulating, or restricting the disposal, generation, handling, placement, recycling, release, storage, or treatment of any contaminant, liquid, mass, material, matter, pollutant, solid, substance, or waste classified or considered to be hazardous or toxic to human health or the environment or otherwise related to environmental protection or health and safety.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "ESCROW AGENT" shall have the meaning set forth in Section
1.3.

                 "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.3

                 "ESCROW AMOUNT" shall have the meaning set forth in Section
1.3.

                 "GAAP" shall mean generally accepted accounting principles in effect in the United States of America as of the Signing Date.

                 "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local, tribal, foreign or other governmental agency, department, branch, commission, board, bureau, court, instrumentality or body.

                 "HAZARDOUS MATERIAL" shall mean (i) any contaminant, liquid, mass, material, matter, pollutant, solid, substance, or waste for which any Environmental Law limits, prohibits, or regulates its disposal, generation, handling, placement, recycling, release, storage, or treatment, (ii) any carcinogenic, corrosive, explosive, flammable, infectious, mutagenic, radioactive, or toxic substance, (iii) any diesel fuel, gasoline, or other petroleum product in an unconfined manner, (iv) any substance that contains polychlorinated biphenyls, (v) any substance that contains asbestos,
(vi) any substance that contains urea formaldehyde foam installation, (vii) any substance that constitutes a nuisance upon any property, or (viii) any substance that imposes a hazard to the health or safety of any individual.

                 "INDEMNITEE" shall have the meaning set forth in Section
11.3(a).

                 "INDEMNITOR" shall have the meaning set forth in Section
11.3(a).

                 "INDEPENDENT PERSON" shall have the meaning set forth in
Section 8.7(f).

                 "INSURANCE POLICIES" shall have the meaning set forth in
Section 4.15.

                 "INTANGIBLE ASSET" shall mean any patent, trademark, trademark license, servicemark, servicemark license, computer software, trade name, masthead, brand name, slogan, copyright, reprint right, franchise, license, process, authorization, invention, know-how, formula, trade secret and other intangible asset, together with any pending application, continuation-in-part or extension therefor.

                 "INTERIM BALANCE SHEET" shall have the meaning set forth in
Section 4.6(b).

                 "LAW" shall mean any applicable code, statute, law, common law, rule, regulation, order, ordinance, judgment, decree, order, writ or injunction of any Governmental Authority.

                 "LAW AFFECTING CREDITORS' RIGHTS" shall mean any bankruptcy, fraudulent conveyance or transfer, insolvency, moratorium, reorganization, or other law affecting the enforcement of creditors' rights generally, and any general principles of equity.

                 "MATERIAL ADVERSE CHANGE" shall mean, with respect to a Person, that such Person has (i) breached a contract, which breach has had or could reasonably be expected to have a Material Adverse Effect, (ii) incurred a Claim or become a party to an Action that has had or could reasonably be expected to have a Material Adverse Effect, (iii) suffered a Material Adverse Effect, or (iv) violated any Law or Order which violation has had or could reasonably be expected to have a Material Adverse Effect.

                 "MATERIAL ADVERSE EFFECT" shall mean, with respect to a Person, the occurrence of an event or the existence of a circumstance that has a material adverse effect on such Person's assets, business, cash flows, financial condition, liabilities, operations, or prospects, including the occurrence of any event or the existence of any circumstance that could reasonably be expected to cause such an effect in the future, or prospects taken as a whole.

                 "MATERIAL CONTRACTS" shall have the meaning set forth in
Section 4.16.

                 "MAXIMUM LIABILITY" shall have the meaning set forth in
Section 11.10.

                 "ORDER" shall mean any consent decree, decree, determination, injunction, judgment, order, or writ of any arbitrator or Governmental Authority.

                 "PARTIAL TAX PERIOD" shall have the meaning set forth in
Section 8.7(a).

                 "PARTY" shall have the meaning set forth in the first paragraph.

                 "PENSION BENEFIT PLAN" shall mean (i) an "employee pension benefit plan" as defined in Section 3(2) of ERISA, and (ii) a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                 "PERMIT" shall mean any license, approval, certificate, franchise, registration, permit or authorization issuable by any Governmental Authority.

                 "PERMITTED ENCUMBRANCE" shall mean any Encumbrance directly related to (i) Taxes that are not yet due and payable or Taxes that are being contested in good faith by an appropriate proceeding, and in each case as to which adequate reserves have been established in accordance with GAAP, (ii) Encumbrances shown on the Interim Balance Sheet as securing specified liabilities or obligations of Company with respect to which no breach or default exists, (iii) workers', repairmen's and similar Encumbrances imposed by Law that have been incurred in the ordinary course of business, (iv) retention of title agreements or security agreements with suppliers entered into in the ordinary course of business, and (v) the rights of others to customer deposits.

                 "PERSON" shall mean any association, bank, business trust, corporation, estate, general partnership, Governmental Authority, individual, joint stock company, joint venture, labor union, limited liability company, limited partnership, non-profit corporation, professional association, professional corporation, trust, or any other organization or entity.

                 "PERSONAL PROPERTY LEASES" shall have the meaning set forth in
Section 4.13(b).

                 "PLAN" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension, or retirement plan, program, agreement or arrangement.

                 "PURCHASE PRICE" shall have the meaning set forth in Section
1.2.

                 "PURCHASER" shall have the meaning set forth in first paragraph.

                 "REAL PROPERTY LEASES" shall have the meaning set forth in
Section 4.12(a).

                 "RELEASE" shall have the meaning set forth in Section 6.8.

                 "REPRESENTATIVES" shall mean, with respect to a Person, such Person's directors, employees, officers, agents, accountants, affiliates, consultants, investment bankers, attorneys, lenders, representatives and shareholders.

                 "REQUIRED CONSENT" shall have the meaning set forth in Section 8.2(b).

                 "REQUIRED PERMIT" shall have the meaning set forth in Section 8.3(b).

                 "RETURNS" shall have the meaning set forth in Section 4.23(a).

                 "REVIEWED FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.6(a).

                 "SELLER" shall have the meaning set forth in the first paragraph.

                 "Sellers' Agent" shall have the meaning set forth in Section
1.5.

                 "SELLERS' AGENT AGREEMENT" shall have the meaning set forth in
Section 1.5.

                 "SELLERS' KNOWLEDGE" shall mean the actual knowledge as of the date that a specific representation or warranty is made or deemed made, after reasonable inquiry, of an individual Seller or the executive officers of any Seller that is a corporation.

                 "SETTLEMENT MEETING" shall have the meaning set forth in
Section 12.1.

                 "SHARES" shall have the meaning set forth in Section 1.1.

                 "SHORT TAX PERIOD" shall have the meaning set forth in Section 8.7(a).

                 "SIGNING DATE" shall have the meaning set forth in the first paragraph.

                 "SUBJECT JURISDICTIONS" shall have the meaning set forth in
Section 8.7(b).

                 "SUBSCRIPTION RIGHT" shall have the meaning set forth in
Section 4.5(a).

                 "TAX" shall mean any assessment, charge, duty, fee, impost, levy, tariff, or tax of any nature whatsoever imposed by any Governmental Authority or payable pursuant to any tax sharing agreement, including any income, payroll, withholding, excise, gift, alternative minimum, capital gain, added value, social security, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock, and franchise tax or charge, together with any related interest, penalties or additions thereon.

                 "TAX ITEMS" shall have the meaning set forth in Section
8.7(d).

                 "TRANSACTION DOCUMENTS" shall mean the Agreement, the Escrow Agreement, the Sellers' Agent Agreement and all other documents and instruments executed and delivered pursuant to or in furtherance of this Agreement.

                 "UNAUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.6(b).

                 "WELFARE BENEFIT PLAN" shall mean an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, including an employee welfare benefit plan which is a "multiemployer welfare plan" as defined in Section 3(37) of ERISA and a "multiple employer welfare arrangement" as defined in
Section 3(40) of ERISA.

                 "YEAR-END BALANCE SHEET" shall have the meaning set forth in
Section 4.6(a).

         Accounting Terms. Except as otherwise provided in this Agreement, all accounting terms defined in this Agreement, whether defined in this Article or otherwise, shall be construed in accordance with GAAP on a consolidated basis.

         Articles, Sections, Exhibits and Schedules. Except as specifically stated otherwise, references to Articles, Sections, Exhibits and Schedules refer to the Articles, Sections, Exhibits and Schedules of this Agreement.

         Attorneys' Fees. Whenever this Agreement refers to a Person's "attorneys' fees and expenses," such reference also shall include any fees and expenses of accountants, experts, investigators, and other professional advisors whose services such Person's attorney considered advisable in connection with the prosecution or defense of the particular matter.

         Breach. The term "breach" with respect to any contract or instrument means any breach or violation of, or default under, such contract or instrument, any conflict with another contract or instrument or any emergence of a right of another party to such contract or instrument to accelerate, cancel, modify or terminate such contract or instrument, including any such breach, violation, default, conflict, or right that will arise after notice or lapse of time.

         Disclosure Thresholds. The establishment of any monetary thresholds for the disclosure of particular items shall not create a materiality standard under this Agreement.

         Drafting. Neither this Agreement nor any provision set forth in this Agreement shall be interpreted in favor of or against any Party because such Party or its legal counsel drafted this Agreement or such provision. No prior draft of this Agreement or any provision set forth in this Agreement shall be used when interpreting this Agreement or its provisions.

         Headings. Article and section headings are used in this Agreement only as a matter of convenience and shall not have any effect upon the construction or interpretation of this Agreement.

         Include. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

         Or. The term "or" shall not be interpreted as excluding any of the items described.

         Plural and Singular Words. Whenever the plural form of a word is used in this Agreement, that word shall include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word shall include the plural form of that word.

         Predecessors. Any of Sellers' representations and warranties concerning any Claim against Company, any liability or obligation of Company, or any violation of Law by Company shall include any Claims with respect to each predecessor of the Company, including all direct and indirect predecessors of any such predecessor.

         Pronouns. Whenever a pronoun of a particular gender is used in this Agreement, if appropriate that pronoun also shall refer to the other gender and the neuter. Whenever a neuter pronoun is used in this Agreement, if appropriate that pronoun also shall refer to the masculine and feminine gender.

         Representations and Warranties. Sellers' representations and warranties under this Agreement shall mean the representations and warranties set forth in Articles III and IV and the reaffirmation of Sellers' representations and warranties in certificates delivered pursuant to Sections 2.2(a) and 2.3(a). Purchaser's representations and warranties under this Agreement shall mean the representations and warranties set forth in Article V and the reaffirmation of those representations and warranties in the certificates delivered pursuant to Section 2.4(d).

         Statutes. Any reference to Law or any specific statute shall include any changes to such law or statute after the Signing Date, any successor law or statute, and any regulations and rules promulgated under such law or statute and any successor law or statute, whether promulgated before or after the Signing Date.

         The following list sets forth the schedules to the Stock Purchase Agreement that have been omitted from this Exhibit 2.1. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Schedule

Schedule 1.1               Shareholders
Schedule 4.5               Capitalization
Schedule 4.6(a)            Year-End Financial Statements
Schedule 4.6(b)            Unaudited Financial Statements
Schedule 4.9(a)            Sufficiency of the Assets
Schedule 4.12(b)           Leases
Schedule 4.13(a)           Owned Tangible Personal Property
Schedule 4.13(b)           Leased Tangible Personal Property
Schedule 4.15              Insurance
Schedule 4.16              Contracts
Schedule 4.19              Permits
Schedule 4.20(a)           Owned Intangible Assets
Schedule 4.20(b)           Licensed Intangible Assets
Schedule 4.21              Employees
Schedule 4.22(a)           Welfare Benefits
Schedule 4.22(b)           Pension Benefit Plans
Schedule 4.22(c)           Other Employee Benefit Plans
Schedule 4.24              Bank Accounts
Schedule 4.26              Affiliated Transactions
Schedule 6.3(b)            Prohibited Actions
Schedule 7.2               Management Options
Schedule 8.2(b)            Required Consents
Schedule 8.3(b)            Required Permits